FIRST UNION CORPORATION
AND SUBSIDIARIES

Second Quarter
Financial
Supplement

Six Months Ended
June 30, 1995

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                     FIRST UNION CORPORATION
                         AND SUBSIDIARIES

               SECOND QUARTER FINANCIAL SUPPLEMENT
                  SIX MONTHS ENDED JUNE 30, 1995
                           (Unaudited)

TABLE OF CONTENTS

                                                                           Page
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . .            1
Management's Analysis of Operations. . . . . . . . . . . . . . . .            2
Consolidated Summaries of Income and Per Share Data. . . . . . . .          T-1
Noninterest Income . . . . . . . . . . . . . . . . . . . . . . . .          T-2
Noninterest Expense. . . . . . . . . . . . . . . . . . . . . . . .          T-2
Internal Capital Growth and Dividend Payout Ratios . . . . . . . .          T-3
Selected Quarterly Data. . . . . . . . . . . . . . . . . . . . . .          T-4
Growth through Acquisitions. . . . . . . . . . . . . . . . . . . .          T-5
Securities Available for Sale. . . . . . . . . . . . . . . . . . .          T-6
Investment Securities. . . . . . . . . . . . . . . . . . . . . . .          T-7
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          T-8
Allowance for Loan Losses and Nonperforming Assets . . . . . . . .          T-9
Intangible Assets. . . . . . . . . . . . . . . . . . . . . . . . .         T-10
Allowance for Foreclosed Properties. . . . . . . . . . . . . . . .         T-10
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         T-11
Time Deposits in Amounts of $100,000 or More . . . . . . . . . . .         T-11
Long-Term Debt . . . . . . . . . . . . . . . . . . . . . . . . . .         T-12
Changes in Stockholders' Equity. . . . . . . . . . . . . . . . . .         T-13
Capital Ratios . . . . . . . . . . . . . . . . . . . . . . . . . .         T-14
Interest Rate Gap. . . . . . . . . . . . . . . . . . . . . . . . .         T-15
Off-Balance Sheet Derivative Financial Instruments . . . . . . . .         T-16
Off-Balance Sheet Derivatives-Expected Maturities. . . . . . . . .         T-18
Off-Balance Sheet Derivatives Activity . . . . . . . . . . . . . .         T-18
Net Interest Income Summaries
  Five Quarters Ended June 30, 1995. . . . . . . . . . . . . . . .         T-19
  Year-to-date June 30, September 30, and December 31, 1994. . . .         T-21
Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . .         T-23
Consolidated Statements of Income
  Five Quarters Ended June 30, 1995. . . . . . . . . . . . . . . .         T-24
  Year-to-date June 30, 1995 and 1994. . . . . . . . . . . . . . .         T-25
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . .         T-26
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                     SELECTED FINANCIAL DATA


                                                                              Three Months Ended           Six Months Ended
                                                                                  June 30,                      June 30,
Per Common Share Data                                                       1995            1994         1995          1994


   Net income applicable to common stockholders. . . . . . . . .          $1.45           1.32           2.77           2.59

   Cash dividends. . . . . . . . . . . . . . .                              .46            .40            .92            .80

   Book value. . . . . . . . . . . . . . . . .                            33.39           29.54          33.39          29.54

   Quarter-end price . . . . . . . . . . . . .                           $45.25          46.125         45.25          46.125

Financial Ratios

   Return on average assets (a)(b) . . . . . .                             1.25%          1.28           1.24           1.28

   Return on average common stockholders' equity (a)(c). . . . . . . .    17.71          17.53          17.22          17.53

   Net interest margin(a). . . . . . . . . . .                             4.62           4.78           4.61           4.78

   Net charge-offs to average loans, net (a) . . . . . .                    .44            .27            .38            .27

   Allowance for loan losses to:
      Loans, net . . . . . . . . . . . . . . .                             1.61           2.06           1.61           2.06
      Nonaccrual and restructured loans. . . . . . . . .                    222            192            222            192
      Nonperforming assets . . . . . . . . . .                              170            152            170            152

   Nonperforming assets to loans, net and
      foreclosed properties. . . . . . . . . .                              .95           1.35            .95           1.35

   Stockholders' equity to assets. . . . . . .                             6.90           7.42           6.90           7.42

   Tier 1 capital to risk-weighted assets. . . . . . . .                   6.86           9.30           6.86           9.30

   Dividend payout ratio on common shares. . . . . . . .                  31.72%         30.30          33.21          30.89

(a)     Annualized.
(b)     Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains and losses on debt and equity securities.

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               MANAGEMENT'S ANALYSIS OF OPERATIONS

EARNINGS HIGHLIGHTS


First Union's earnings applicable to common stockholders increased to $479 million, or $2.77 per common share, in the first half of 1995, compared with $440 million, or $2.59, in the first half of 1994.

Second quarter 1995 net income applicable to common stockholders increased to $249 million, or $1.45 per common share, compared with $223 million, or $1.32, in the second quarter of 1994 and $230 million, or $1.32, in the first quarter of 1995.

Key factors in first half 1995 results included:

(bullet) 7 percent growth in tax-equivalent net interest income, to $1.6 billion at June 30, 1995, compared with the six months ended June 30, 1994;

(bullet) 11 percent loan growth since
         year-end 1994;

(bullet) A decline in nonperforming assets to .95 percent of net loans and foreclosed properties; and

(bullet) 14 percent growth in noninterest income to $634 million at June 30, 1995, compared with the six months ended June 30, 1994.

Net loans at June 30, 1995, were $60.0 billion, an increase of $6.0 billion since year-end 1994, including $2.6 billion from acquisitions that closed during the first half of 1995. Loan growth was strong in all categories, particularly in the consumer portfolio, which was led by direct consumer lending through First Union's retail branch system, credit cards and home equity lending. Residential mortgages also increased through the acquisitions of First Florida Savings Bank, FSB, and Virginia-based Ameribanc Savings Bank, FSB, which closed on April 1, 1995, and Coral Gables FedCorp., which closed on May 31, 1995.

Nonperforming assets were $569 million at June 30, 1995, compared with $577 million at March 31, 1995, and $558 million at year-end 1994. They were .95 percent of net loans and foreclosed properties, the lowest percentage in nine years. Annualized net charge-offs for the first six months of 1995 were .38 percent of average net loans.

Growth in noninterest income for the first six months of 1995 compared with same period in 1994 was realized in virtually all categories, including mortgage banking income, capital management income, fee income from capital markets activity and service charges on deposits.

On June 19, 1995, First Union announced a 13 percent increase in its common stock dividend to 52 cents per share, or $2.08 on an annualized basis, representing the 18th consecutive year that First Union has increased its dividend. First Union has increased its dividend four times in the past three years. First Union, including its predecessor Union National Bank, has paid a dividend every year since 1914. The common stock dividend is payable on September 15, 1995, to stockholders of record as of August 31, 1995.

Domestic banking operations, including trust operations, located in North and South Carolina, Georgia, Florida, Maryland, Tennessee,
Virginia and Washington, D.C., and

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mortgage banking operations are our principal sources of revenues.
Foreign banking operations are immaterial.

The Net Interest Income section provides information about lost interest income related to nonaccrual and restructured loans and the Asset
Quality section includes information about the loan loss provision.

Outlook
Our first half performance supports our belief that both our fundamental trends and the investments in capital markets products and services, commercial lending re-engineering, card products (including credit cards), retail investment products, technology and other initiatives we have undertaken to enhance revenues have helped to produce earnings momentum.

On June 19, 1995, First Union announced the signing of an agreement to acquire First Fidelity Bancorporation, a $35.4 billion asset banking company based in Newark, N.J., and Philadelphia, Pa. This transaction is estimated to be initially dilutive, but to be accretive to earnings in 1997 and beyond.

The First Fidelity merger agreement provides, among other things, for
(i) the merger of First Fidelity with and into a wholly-owned subsidiary of First Union, (ii) the exchange of each outstanding share of First Fidelity common stock for 1.35 shares of First Union common stock, subject to possible adjustment in certain circumstances, and (iii) the exchange of each share of the three outstanding series of First Fidelity preferred stock for one share of one of three corresponding new series of First Union's Class A Preferred Stock having substantially identical terms as the relevant series of First Fidelity preferred stock, all subject to the terms and conditions contained the First Fidelity merger agreement.


In connection with the execution of the First Fidelity merger agreement, First Fidelity granted an option to First Union to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of First Fidelity common stock at a per share exercise price equal to $59.00, and First Union granted an option to First Fidelity to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of First Union common stock at a per share exercise price equal to $45.625.

Also, in connection with the execution of the First Fidelity merger agreement, Banco Santander, S.A., the owner of approximately 30 percent of the outstanding shares of First Fidelity common stock, agreed, among other things, to vote the First Fidelity shares held by it in favor of the First Fidelity merger agreement. Following consummation of the First
Fidelity merger, Banco Santander is expected to own approximately 11.4 percent of the outstanding shares of First Union common stock.

The First Fidelity merger will be accounted for as a pooling of interests. Consummation is expected by January 1, 1996, and is subject to the receipt of regulatory approvals, First Fidelity and First Union stockholder approvals and other conditions set forth in the First Fidelity merger agreement.

Based on the $47.625 closing price of First Union common stock on the New York Stock Exchange on June 16, 1995, the transaction would be valued at approximately $5.4 billion and represent a purchase price of $64.29 for each share of First Fidelity common stock.

Before consummation of the First Fidelity merger, First Fidelity and First Union may purchase up to 5.5 million shares of First Fidelity common stock or 7.4 million shares of First Union common stock, or some combination of the two. Approximately 105 million shares of First Union common stock are expected to be issued in the First Fidelity merger (including outstanding First Fidelity employee stock options and convertible preferred stock, and net of the expected purchase of First Fidelity and First Union common stock referred to above). The Stockholders' Equity section includes further information on the purchase of First Union common stock. In addition, it is expected

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that after-tax restructuring charges of $140 million will be taken in the fourth quarter of 1995 in connection with the First Fidelity merger.

Following consummation of the First Fidelity merger, the current chairman and chief executive officer of First Fidelity, Anthony P. Terracciano, will join Edward E. Crutchfield and John R. Georgius in an "Office of the Chairman" of First Union. Mr. Crutchfield will continue to serve as chairman and chief executive officer, Mr. Georgius will serve as vice chairman and Mr. Terracciano will serve as president of First Union. Additionally, six First Fidelity directors, including Mr. Terracciano and a representative of Banco Santander, will join the First Union Corporation Board of Directors.

Additional historical, pro forma and other information relating to the First Fidelity merger is available in First Union Form 8-K documents dated June 19, 1995, June 20, 1995, June 21, 1995, and June 30, 1995,
which have been filed with the Securities and Exchange Commission.

During the second quarter of 1995, we completed the purchase accounting acquisitions of Florida-based Coral Gables Fedcorp, Inc.; Ameribanc Investors Group, parent of Ameribanc Savings Bank, FSB, in Virginia, and First Florida Savings Bank, FSB. These three acquisitions had combined assets of $3.2 billion, net loans of $2.6 billion and deposits of $2.8 billion.

During the third quarter of 1995, we completed the purchase accounting acquisitions of American Savings of Florida, FSB, and Home Federal Savings Bank of Rome, Ga. In the second half of 1995, we expect to consummate the purchase accounting acquisitions of United Financial Corporation of South Carolina Inc. and Columbia First Bank, FSB, in Virginia. During the first quarter of 1996, we expect to consummate the pending purchase accounting acquisitions of RS Financial Corp., parent company of Raleigh Federal Savings Bank, and Brentwood National Bank, based in the Nashville suburb of Brentwood, Tenn. At June 30, 1995, these six pending or completed purchase acquisitions had combined assets, net loans and deposits of $8.0 billion, $5.6 billion and $5.3 billion, respectively.

We continue to be alert to opportunities to enhance stockholder value through acquisitions. We are continually evaluating acquisition opportunities, and teams of experienced bankers from all areas of the corporation frequently conduct due diligence activities in connection with possible acquisitions.

As a result, acquisition discussions and in some cases negotiations frequently take place, and future acquisitions involving cash, debt or equity securities may be expected. Acquisitions typically involve the payment of a premium over book and market values. Some dilution of First Union's book value and temporary dilution of net income per common share may occur in connection with some future acquisitions.

The Accounting and Regulatory Matters section provides information about various other legislative, accounting and regulatory matters that have recently been adopted or proposed.

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NET INTEREST INCOME

Tax-equivalent net interest income increased 7 percent compared with the first half of 1994, to $1.6 billion in the first half of 1995. Tax-equivalent net interest income increased 8 percent from the second quarter of 1994 and 4 percent from the first quarter of 1995, to a record $836 million in the second quarter of 1995. The increase in the first half of 1995 reflected strong loan growth, the repricing of variable rate assets and reduced premium amortization for the purchase of options contracts to hedge against rising interest rates. During the second half of 1995, we are optimistic about our ability to continue to increase tax-equivalent net interest income.

Nonperforming loans reduced interest income because the contribution from these loans is eliminated or sharply reduced. In the first half of 1995, $31 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in the first half of 1995 was $8 million.

Net Interest Margin
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.62 percent in the second quarter of 1995, compared with 4.57 percent in the first quarter of 1995 and 4.78 percent in the second quarter of 1994. Loan repricing and a lag in deposit repricing were factors in the margin increase from the first quarter of 1995. The margin declined from 4.78 percent in the first six months of 1994 to 4.61 percent in the first six months of 1995 primarily because of the addition of acquired banks and thrifts with lower margins; the addition of short-term securities; and increasingly competitive loan pricing. While we continue to expect growth in net interest income and loans, particularly in credit cards and direct consumer loans, we also anticipate a modest contraction in the margin in future quarters as a result of the impact of acquisitions and the generation of lower-spread assets related to Capital Markets activity. We expect the margin to benefit from the repricing of adjustable rate mortgages and run-off in off-balance sheet positions that have had a negative impact on the margin. It should be noted that the margin is not our primary management focus or goal. Our goal is to continue increasing net interest income, which has increased for 23 consecutive quarters.

The average rate earned on earning assets was 8.59 percent in the first half of 1995, compared with 7.68 percent in the first half of 1994. The average rate paid on interest-bearing liabilities was 4.60 percent in the first half of 1995 and 3.41 percent in the first half of 1994.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Interest Rate Risk Management section.

NONINTEREST INCOME

Virtually all categories of noninterest income grew in the first half of 1995, including capital management income, mortgage banking income and service charges on deposit accounts, reflecting greater volume due to acquisitions. Mortgage banking income more than doubled from the second quarter of 1994. This increase reflected both the $3.8 billion growth in the mortgage servicing portfolio to $37.3 billion at June 30, 1995, as a result of acquisitions since the second quarter of 1994, as well as increased

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originations from the first quarter of 1995. Capital management income, including personal and corporate trust, brokerage, mutual funds and asset management income, increased 34 percent, to a record $68 million. Mutual fund assets under management grew to $9.2 billion with the acquisition by First Union's proprietary family of mutual funds of five of the six Florida-based ABT family of mutual funds. Our proprietary mutual fund family was renamed "The Evergreen Funds" on July 7, 1995. Capital markets activity also was strong during the first half of 1995.

Trading Activities

Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own account. All trading activities are conducted within risk limits established by the corporation's Funds Management Committee, and all trading positions are marked to market daily.

Trading activities include fixed income securities, money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.

At June 30, 1995, trading account assets were $1.6 billion, compared with $1.2 billion at year-end 1994.

NONINTEREST EXPENSE

Noninterest expense increased 8 percent in the first half of 1995 compared with the first half of 1994, largely reflecting growth in personnel, advertising and other expenses related to card products, financial planning, capital markets and other initiatives undertaken to improve prospects for revenue growth, as well as expenses related to acquisitions. Noninterest expense increased 4 percent compared with the first quarter of 1995, largely as a result of acquisitions that closed during the second quarter. Increases in other intangible assets from $917 million at June 30, 1994, to $1.2 billion at year-end 1994 and $1.4 billion at June 30, 1995, and the related increase in amortization expense, contributed to the increase in noninterest expense. Costs related to environmental matters were not material.

SECURITIES AVAILABLE FOR SALE

Securities available for sale are used as a part of the corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital ratios and other factors. During the first half of 1995, we allowed securities to mature without material reinvestment in order to fund loan growth and to avoid material exposure to interest rate movements.

At June 30, 1995, we had securities available for sale with a market value of $7.4 billion, compared with a market value of $7.8 billion at year-end 1994. The market value of securities available for sale was $13 million above amortized cost at the end of the second quarter of 1995. Despite the unrealized gain, an $8 million after-tax unrealized loss was recorded as a reduction of stockholders' equity at June 30, 1995, as a result of a transfer loss recorded when securities were moved to investment securities in 1994. Table 7 provides information related to unrealized gains and losses and realized gains and losses on these securities.

The average rate earned on securities available for sale in the first half of 1995 was 6.37 percent, compared with 5.27 percent in the first half of 1994. The average maturity of the portfolio was 3.32 years at June 30, 1995.

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INVESTMENT SECURITIES

First Union's investment securities amounted to $3.6 billion at June 30, 1995, compared with $3.7 billion at year-end 1994.

The average rate earned on investment securities in the first half of 1995 was 8.93 percent, compared with 9.03 percent in the first half of 1994. The average maturity of the portfolio was 5.09 years at June 30, 1995.

Table 8 provides information related to unrealized gains and losses and realized gains and losses on these securities.

LOANS

Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company, and a special real estate credit group reviews large commercial real estate loans before approval. Consistent with our long-time standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

Our commercial lenders focus principally on middle-market companies. A majority of our commercial loans are for less than $10 million.

Our consumer lenders emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay, and general economic trends.

Net loans at June 30, 1995, were $60.0 billion, compared with $54.0 billion at year-end 1994. Of this increase, $2.6 billion was related to acquisitions that closed in the first six months of 1995, with the rest coming from strong loan growth in all of our banking states and in virtually all loan categories. Consumer loan growth led the increase, largely reflecting strength in credit cards, direct lending and second mortgages.

The loan portfolio at June 30, 1995, was composed of 45 percent in commercial loans and 55 percent in consumer loans. The portfolio mix did not change significantly from year-end 1994.

At June 30, 1995, unused loan commitments related to commercial and consumer loans were $17.1 billion and $11.0 billion, respectively. Commercial and standby letters of credit were $2.2 billion.

At June 30, 1995, loan participations sold to other lenders amounted to $1.1 billion and were recorded as a reduction of gross loans.

The average rate earned on loans in the first half of 1995 was 9.05 percent, compared with 8.40 percent in the first half of 1994. The average prime rate in the first half of 1995 was 8.91 percent, compared with 6.46 percent in the first half of 1994. Factors affecting rates between the first half of 1994 and the first half of 1995 included: rapid increases in the prime rate throughout 1994; an increased portion of the loan portfolio tied to rate indices other than the prime rate; a larger portfolio of fixed and adjustable rate mortgages; and a rapidly growing credit card portfolio, which reflected recent solicitations with introductory rates that will reprice throughout 1995.

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The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans

Commercial real estate loans amounted to 13 percent of the total portfolio at June 30, 1995, and at December 31, 1994. This portfolio included commercial real estate mortgage loans of $6.0 billion at June 30, 1995, and $5.4 billion at December 31, 1994.

ASSET QUALITY


Nonperforming Assets

At June 30, 1995, nonperforming assets were $569 million, or .95 percent of net loans and foreclosed properties, compared with $577 million, or
1.03 percent, at March 31, 1995, and $558 million, or 1.03 percent, at December 31, 1994.

Segregated assets, which are not included in nonperforming assets and which relate to the acquisition of Southeast Banks in 1991, were $189 million at June 30, 1995, or $169 million net of a $20 million allowance for losses on segregated assets. This compared with $187 million, or $165 million net of a $22 million allowance, at December 31, 1994. Under a loss-sharing arrangement, the FDIC reimburses First Union for 85 percent of any losses associated with the acquired Southeast Banks commercial and consumer loan portfolio, except revolving consumer credit, for which reimbursement declines five percent per year to 65 percent by 1996. Segregated assets are included in other assets.

Loans or properties of less than $5 million each made up 79 percent, or $450 million, of nonperforming assets at June 30, 1995. Of the rest:

(diamond) Seven loans or properties between $5 million and $10 million each accounted for $45 million; and

(diamond) Three loans or properties over $10 million each accounted for $74 million.

Sixty-three percent of nonperforming assets were collateralized by real estate at June 30, 1995, compared with 72 percent at year-end 1994.

Past Due Loans

In addition to these nonperforming assets, at June 30, 1995, accruing loans 90 days past due were $118 million, compared with $206 million at March 31, 1995, and $140 million at December 31, 1994. Of these, $7 million were related to commercial and commercial real estate loans, compared with $27 million at December 31, 1994.

Net Charge-offs

Annualized net charge-offs as a percentage of average net loans were .38 percent in the first half of 1995, compared with .27 percent in the first half of 1995. Annualized net charge-offs were .44 percent in the second quarter of 1995, .31 percent in the first quarter of 1995, and
 .40 percent in the fourth quarter of 1994. As our credit card portfolios have matured, annualized net charge-offs have increased. We expect a moderate increase in the dollar level of charge-offs during the rest of the year as the credit card portfolios continue to mature. Table 10 provides information on net charge-offs by category.

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Provision And Allowance For Loan Losses

The loan loss provision was $77 million in the first half of 1995, compared with $50 million in the first half of 1994. The provision was $44 million in the second quarter of 1995, compared with $25 million in the second quarter of 1994. The increase in the loan loss provision was based primarily on current economic conditions, on the maturity and level of nonperforming assets, and on projected levels of charge-offs, particularly in relation to the credit card portfolio.

We establish reserves based upon various other factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from borrowers, and analysis of other less quantifiable factors that might influence the portfolio. Reserves for consumer loans are based principally on delinquencies and historical loss rates. We analyze all loans in excess of $500,000 that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary.

Since December 31, 1994, the loan loss allowance as a percentage of net loans, nonaccrual and restructured loans, and nonperforming assets has declined, as indicated in Table 10. Since the third quarter of 1994, the provision for loan losses has been less than net charge-offs.

At June 30, 1995, impaired loans, which are included in nonaccrual loans, amounted to $342 million, compared with $330 million at March 31, 1995. Included in the allowance for loan losses is $25 million related to $226 million of impaired loans at June 30, 1995. The rest of the impaired loans are recorded at or below fair value. The Accounting and Regulatory Matters section provides further information about impaired loans.

Geographic Exposure

The loan portfolio in the South Atlantic region of the United States is spread primarily across 61 metropolitan statistical areas with diverse economies. Washington, D.C.; Charlotte, North Carolina; Atlanta, Georgia; and Miami, Jacksonville, West Palm Beach and Tampa, Florida, are our largest markets, but no individual metropolitan market contains more than 8 percent of the commercial loan portfolio.

Substantially all of the $7.9 billion commercial real estate portfolio at June 30, 1995, was located in our banking region.

LIQUIDITY AND FUNDING SOURCES


Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations. In this process, we focus on both assets and liabilities and the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region, creates considerable funding diversity and stability. Further, our acquisitions of bank and thrift deposits have enhanced liquidity.

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Asset liquidity is maintained through maturity management and our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity and mortgage loans. Off-balance sheet sources of liquidity exist as well, such as a mortgage servicing portfolio for which the estimated fair value exceeded book value by $182 million at June 30, 1995.

Cash Flows

Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. These items amounted to $268 million in the first half of 1995, compared with $208 million in the first half of 1994. This cash was available during the first half of 1995 to increase earning assets and to reduce borrowings by $103 million, and to pay dividends of $165 million.

Core Deposits

Core deposits were $54.5 billion at June 30, 1995, compared with $53.2 billion at December 31, 1994. Core deposits include savings, negotiable order of withdrawal (NOW), money market and noninterest-bearing accounts, and other consumer time deposits.

In the first half of 1995 and 1994, average noninterest-bearing deposits were 19 percent and 20 percent, respectively, of average core deposits. The Net Interest Income Summaries provide additional information about average core deposits.

The portion of core deposits in higher-rate, other consumer time deposits was 37 percent at June 30, 1995, and 35 percent at year-end 1994. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal and are less expensive to process.

Average core deposit balances in the first half of 1995 increased $3.0 billion from the first half of 1994. Average balances in savings and NOW, other consumer time deposits and noninterest-bearing deposits were higher when compared with the previous year, while money market deposits were lower. Deposits were primarily affected by acquisitions and can also be affected by branch closings or consolidations, seasonal factors and the rates being offered for deposits compared to other investment opportunities.

Purchased Funds

Purchased funds at June 30, 1995, were $14.7 billion, compared with $13.3 billion at year-end 1994. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Average purchased funds in the first half of 1995 were $14.9 billion, an increase of 27 percent from $11.8 billion in the first half of 1994. The increase was used primarily to fund loan growth.

LONG-TERM DEBT

Long-term debt was 94 percent of total stockholders' equity at June 30, 1995, compared with 64 percent at December 31, 1994.

The increase in long-term debt since year-end 1994 was primarily related to the issuance of $1.1 billion of bank notes with varying rates and terms to mature in 1997. Additionally, in the first half of 1995, we issued $300 million of three-year floating rate notes and $250 million of 40-year, 7 1/2 percent subordinated debentures, which can be redeemed in whole or in part at the option of the holders in 2005. On August 7, 1995, we issued $250 million of 10-year, 7.05 percent subordinated notes that are not redeemable prior to maturity. Proceeds from these debt issues have been used for general corporate purposes.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $200 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

Debt Obligations

We have a $350 million, three-year committed back-up line of credit that expires in June 1997. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union is currently in compliance with these requirements and has not used this line of credit.

In the second half of 1995, $263 million of long-term debt will mature. Maturing in 1996 is $1.5 billion, which includes bank notes of $875 million at June 30, 1995.

STOCKHOLDERS' EQUITY

At June 30, 1995, common stockholders' equity was $5.74 billion, compared with $5.40 billion at December 31, 1994. Between year-end 1994 and August 7, 1995, we have paid $606 million for the repurchase of 13.2 million shares of First Union common stock related to the acquisition of American Savings of Florida and the pending acquisitions of United Financial, Columbia First, RS Financial and First Fidelity. These shares have been retired. As of August 7, 1995, we also have purchased 2.7 million shares of First Fidelity common stock for $170 million and 250,000 shares of First Fidelity convertible preferred stock for $12 million in connection with the pending First Fidelity acquisition. In
April 1995, the board of directors renewed its authorization for the purchase from time to time of up to 15 million shares of First Union common stock. As of August 7, 1995, 6.3 million shares can be purchased pursuant to such authorization, in addition to up to 7.4 million shares in connection with the First Fidelity acquisition, or up to 5.5 million shares of First Fidelity common stock, or some combination thereof.

We paid $165 million in dividends to preferred and common stockholders in the first half of 1995.

At June 30, 1995, stockholders' equity included an $8 million unrealized after-tax loss related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends

Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. The Office of the Comptroller of the Currency (OCC) generally limits a national bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus.

Under these and other limitations, our subsidiaries had $153 million available for dividends at June 30, 1995. Our subsidiaries paid $394 million in dividends to the corporation in the first half of 1995.

Risk-Based Capital

The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital).

At June 30, 1995, the corporation's tier 1 and total capital ratios were
6.86 percent and 11.58 percent, respectively, compared with 9.30 percent and 14.68 percent at June 30, 1994. These ratios have declined primarily as a result of our First Union common stock repurchase program, our preferred stock redemption, and because we have increased total assets and intangible assets during the past year. These ratios remain above regulatory minimums.

In addition, the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4 to 5 percent. The corporation's leverage ratio at June 30, 1995, was 5.74 percent.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board also has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements adopted by the OCC. Each subsidiary bank listed in Table 17 had a leverage ratio in excess of 5.14 percent at June 30, 1995. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or "well capitalized," must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent.

At June 30, 1995, the deposit-taking subsidiary banks listed in Table 17 met the capital and leverage ratio requirements for "well capitalized" banks. We expect to maintain these banks' ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. First Union Home Equity Bank is not a deposit-taking bank.

Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC.

The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards.

INTEREST RATE RISK MANAGEMENT


Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit exposure to interest rate risk. The inherent maturity and repricing characteristics of our lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Financial Management Committee of the corporation's board of directors reviews overall interest rate risk management activity. The corporation's Funds Management Committee, which includes the corporation's chief executive officer and president, and senior executives from our Capital Markets Group, credit and finance areas, oversees the interest rate risk management process and approves policy guidelines. Balance sheet management personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows and make adjustments within established policy guidelines.

We measure interest rate sensitivity by estimating the amount of earnings per share at risk based on the modeling of future changes in interest rates. Our model captures all assets and liabilities and off-balance sheet financial instruments, and combines various assumptions affecting rate sensitivity and changes in balance sheet mix into an earnings outlook that incorporates our view of the interest rate environment most likely over the next 24 months. Balance sheet management and finance personnel review and update continuously the underlying assumptions included in the earnings simulation model. The results of the model are reviewed by the Funds Management Committee. The model is updated at least monthly and more often as appropriate.

Our interest rate sensitivity analysis is based on multiple interest rate scenarios, projected changes in growth in balance sheet categories and other assumptions. Changes in management's outlook related to interest rates and their effect on our balance sheet mix of assets and liabilities and other market factors may cause actual results to differ from our current simulated outlook.

We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example, our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans, both floating and fixed rate, noninterest-bearing deposits and investment securities. In addition, it considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that rates remain 100 basis points higher or lower through the rest of the 24-month period. Our estimate in July 1995 of the most likely path for future short-term interest rates was that the federal funds rate would decline to 5.60 percent by June 1996, followed by a gradual increase to 6.00 percent by May 1997.

We determine interest rate sensitivity by the change in earnings per share between the three scenarios over a 12-month policy measurement period. The earnings per share as calculated by the earnings simulation model under the base-line scenario becomes the standard. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under high rate versus base-line and under low rate versus base-line. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., the 12-month period).

Our policy limit for the maximum negative impact on earnings per share resulting from either the high rate or low rate scenario is 5 percent. Based on the July 1995 outlook, if interest rates were to decline to follow the low rate scenario, which means a full 100 basis point decrease under the base-line, then earnings during the policy measurement period would be negatively affected by 3.3 percent. Our model indicates that earnings would be positively affected in our high rate scenario.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other interest rate scenarios on corporate earnings in managing and monitoring our interest rate sensitivity. These alternate scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings resulting not only from the standard scenarios over which policy period sensitivity is measured, but also from alternate scenarios.

We regularly analyze strategies to mitigate the negative effect on earnings of adverse changes in interest rates beyond the rate changes set forth by our policy measurement criteria. As new monthly forecast results become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changing assumptions and interest rates.

Off-Balance Sheet Derivatives For Interest Rate Risk Management

As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific core assets and liabilities of the corporation. We believe we have appropriately controlled the risk so that the derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings.

As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market values when compared with their cost. The impact on net interest income attributable to off-balance sheet transactions, all of which are linked to specific assets and liabilities as part of our overall interest rate risk management strategy, will generally be offset by net interest income of on-balance sheet assets and liabilities.

Our asset sensitivity arises naturally, primarily because the repricing characteristics of our large core deposit base have a positive effect on net interest income in a rising rate environment and a negative effect on net interest income in a declining or low-rate environment. Conversely, our fixed-rate securities and off-balance sheet instruments have the opposite effect when rates go up or down. We mitigate our natural asset sensitivity by holding fixed-rate debt instruments in the available-for-sale securities portfolio or by holding off-balance sheet "asset proxies." These asset proxies consist of interest rate swaps that convert floating rate assets (primarily variable rate loans) to fixed rate assets. The unrealized appreciation and depreciation of these asset proxies generally offset the appreciation and depreciation of core deposits. The combination of securities and interest rate swaps enables us to achieve a desired level of interest rate sensitivity.

Another common application of off-balance sheet instruments is the use of interest rate swaps to convert fixed rate debt into floating rate debt. This is accomplished by entering into interest rate swap contracts to receive a fixed rate of interest to the contractual maturity of the debt issued and to pay a variable rate, usually six-month LIBOR. These "liability swaps," all of which are linked to specific debt issuances, leave rate sensitivity unchanged, whereas the fixed-rate debt issuance alone would have increased asset sensitivity or reduced liability sensitivity. The combination of the liability swaps and debt produces the desired LIBOR-based floating rate funding regardless of changes in overall rates.

Our overall goal is to manage the corporation's rate sensitivity in ways that the earnings momentum is not adversely affected materially whether rates go up or down.

The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not at risk as interest rates move up or down.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $78 million at June 30, 1995, compared with fair value depreciation of $422 million at December 31, 1994.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses from off-balance sheet instruments used to manage interest rate risk was $10 million and $21 million, respectively, as of June 30, 1995. These net losses will reduce net interest income by $9 million in 1995 and $2 million in 1996. The increased contribution to net interest income in a higher interest rate environment from on-balance sheet assets and liabilities is expected to substantially offset the potential reduced contribution to net interest income reflected by the decline in market value of off-balance sheet derivative financial instruments.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition, our policy is to require all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties.

Collateral for dealer transactions and derivatives used in our trading activities is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds acceptable thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty and are bilateral. As of June 30, 1995, the total credit risk in excess of thresholds was $148 million. The fair value of collateral held was 100 percent of the total credit risk in excess of thresholds. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis and is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS


The Financial Accounting Standards Board (FASB) has issued Standard No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. This Standard is required for fiscal years beginning after December 15, 1994. The FASB also has issued Standard No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," that amends FASB Standard No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans. This Standard is to be implemented concurrently with Standard No. 114. On January 1, 1995, we adopted the provisions of Standards No. 114 and 118. The adoption of the Standards required no increase to the allowance for loan losses and had no impact on net income in the first half of 1995. The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts will not be restated. The Asset Quality section includes information about impaired loans.

The FASB has also issued FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which defines right of set-off and sets forth the conditions under which that right may be applied. Specific guidance with respect to certain financial instruments such as forward, interest rate swap, currency swap, option and other conditional or exchange contracts and clarification of the circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial position is also included in this Interpretation. In addition, it permits offsetting of fair value amounts recognized for multiple forward, swap, option and other conditional or exchange contracts executed with the same counterparty under a master netting arrangement. This Interpretation is effective for financial statements issued for periods beginning after December 15, 1993. The FASB has also issued FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements," which modifies FASB Interpretation No. 39 to permit offsetting in the statement of financial position of payables and receivables that represent repurchase agreements and reverse repurchase agreements, respectively, which have the same settlement date, are executed with the same counterparty in accordance with a master netting arrangement, involve securities that exist in "book entry" form, and settle on securities transfer systems that have the same key operating characteristics as the Federal Securities Transfer System. This Interpretation is effective for financial statements issued for periods ending after December 31, 1994. The effect of the corporation's adoption of the provisions of these Interpretations currently has been immaterial.

The FASB also has issued Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An estimate of the future cash flows expected to result from the use of the asset and its eventual disposition should be performed during a review for recoverability. An impairment loss (based on the fair value of the asset) is recognized if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Additionally, Standard No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. These assets will continue to be reported at the lower of carrying amount or net realizable value. The periodic effect on net income, if any, has not been determined. This Standard is required for fiscal years beginning after December 15, 1995.

The FASB also has issued Standard No. 122, "Accounting for Certain Mortgage Banking Activities," which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated only to the mortgage loans without the mortgage servicing rights. Additionally, this Standard requires that a mortgage banking enterprise periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The corporation adopted this Standard on a prospective basis only, beginning on July 1, 1995, and the periodic effect on net income will not be material to the results of operations.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.

In addition, the FDIC has announced a reduction in the rate that banks pay to insure domestic deposits beginning with the Bank Insurance Fund
(BIF) premium on September 30, 1995. With respect to First Union's subsidiary banks, the rate is expected to be reduced from 23 cents to 4 cents per $100 of BIF deposits. The FDIC also will refund, with interest, the assessments collected at the old rate from the time the BIF reached its designated reserve ratio of 1.25 percent, which the FDIC estimated to be sometime in the second quarter of 1995. Deposits that are subject to assessment by the Savings Association Insurance Fund
(SAIF) continue to be assessed at a rate of 23 cents per $100 of deposits. At March 31, 1995, First Union had a BIF deposit assessment base of $40.5 billion and a SAIF deposit assessment base of $14.7 billion. Various legislative proposals have been made, but not enacted, that also would affect the BIF and SAIF premium assessments, including a one-time special assessment for SAIF deposits that could have a significant impact. It is uncertain at this time whether or when this or any other related proposals might be adopted.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997.

The Riegle Community Development and Regulatory Improvement Act of 1994 includes a list of regulatory relief items. The regulatory relief sections eliminate or modify many regulatory requirements under existing law.

Various other legislative proposals concerning the banking industry are pending in Congress. Given the uncertainty of the legislative process, we cannot assess the impact of any such legislation on our financial condition or results of operations.

TABLE 1

CONSOLIDATED SUMMARIES OF INCOME AND PER SHARE DATA


                                                    Twelve
                                                    Months               1995                              1994
                                                     Ended
                                                    June 30,       SECOND      First       Fourth         Third       Second
(In thousands except per share data)                 1995         QUARTER     Quarter      Quarter       Quarter       Quarter

CONSOLIDATED SUMMARIES
  OF INCOME
Interest income*                           $      5,786,782     1,574,711    1,469,997    1,411,877     1,330,197     1,258,918
Interest expense                                  2,547,577       738,338      668,209      610,172       530,858       483,913

Net interest income*                              3,239,205       836,373      801,788      801,705       799,339       775,005
Provision for loan losses                           126,500        44,000       32,500       25,000        25,000        25,000
Net interest income after
    provision for loan losses*                    3,112,705       792,373      769,288      776,705       774,339       750,005
Securities available for sale
    transactions                                     (7,994)        1,243        3,635       (9,926)       (2,946)       (2,935)
Investment security transactions                      4,147         1,233          217          411         2,286           694
Noninterest income                                1,242,720       326,503      301,539      311,419       303,259       276,011
Noninterest expense                               2,785,608       714,739      684,702      703,948       682,219       651,220

Income before income taxes*                       1,565,970       406,613      389,977      374,661       394,719       372,555
Income taxes                                        517,106       135,291      130,963      120,705       130,147       119,223
Tax-equivalent adjustment                            89,518        22,186       22,105       22,407        22,820        23,712

Net income                                          959,346       249,136      236,909      231,549       241,752       229,620
Dividends on preferred stock                         20,455             -        7,029        6,831         6,595         6,201

Net income applicable to common
    stockholders before redemption premium          938,891       249,136      229,880      224,718       235,157       223,419
Redemption premium on preferred stock                41,355             -            -       41,355             -             -

Net income applicable to
    stockholders after redemption premium  $        897,536       249,136      229,880      183,363       235,157       223,419

PER COMMON SHARE DATA
Net income before redemption premium       $           5.40          1.45         1.32         1.28          1.35          1.32
Net income after redemption premium        $           5.16          1.45         1.32         1.04          1.35          1.32
Average common shares                                     -   171,561,676  173,928,984  176,378,717   174,417,288   169,063,689
Average common
    stockholders' equity**
       Quarter-to-date                     $              -     5,642,420    5,579,362    5,601,222     5,396,497     5,112,116
       Year-to-date                                       -     5,611,065    5,579,362    5,282,412     5,174,974     5,062,377
Common stock price
    High                                             49 3/4        49 3/4       45 1/8       45 1/4        47 1/4        47 5/8
    Low                                              39 3/8        42 7/8       41 3/8       39 3/8        43 1/4        41 1/4
    Period-end                             $         45 1/4        45 1/4       43 3/8       41 3/8        43 1/4        46 1/8
        To earnings ratio***                         8.38 X          8.38         8.23         7.93          8.55          9.55
        To book value                                  136 %          136          136          135           142           156
Cash dividends                             $           1.84           .46          .46          .46           .46           .40
Book value                                 $          33.39         33.39        31.91        30.66         30.37         29.54

  *Tax-equivalent.

 **Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.

***Based on net income applicable to common stockholders before redemption premium.

TABLE 2

NONINTEREST INCOME


                                              Twelve
                                               Months             1995                       1994
                                               Ended
                                              June 30,      SECOND     First      Fourth     Third       Second
(In thousands)                                  1995       QUARTER    Quarter    Quarter    Quarter      Quarter

Trading account profits                    $    35,814      10,265      1,536     13,107      10,906      10,247
Service charges on deposit accounts            447,859     117,625    110,127    110,782     109,325     107,083
Mortgage banking income                         91,275      25,415     23,586     20,873      21,401      12,239
Capital management income                      258,363      67,754     67,413     59,727      63,469      50,380
Securities available for sale transactions      (7,994)      1,243      3,635     (9,926)     (2,946)     (2,935)
Investment security transactions                 4,147       1,233        217        411       2,286         694
Fees for other banking services                 83,557      24,093     21,928     20,703      16,833      17,959
Merchant discounts                              67,604      17,775     16,633     16,939      16,257      15,283
Insurance commissions                           46,377      10,511     11,490     11,870      12,506      10,705
Sundry income                                  211,871      53,065     48,826     57,418      52,562      52,115

           Total                           $ 1,238,873     328,979    305,391    301,904     302,599     273,770


TABLE 3

NONINTEREST EXPENSE



                                    Twelve
                                    Months            1995                      1994
                                    Ended
                                   June 30,   SECOND      First      Fourth     Third      Second
(In thousands)                       1995     QUARTER    Quarter    Quarter     Quarter    Quarter

Personnel expense
    Salaries                    $ 1,107,692    288,542    273,862    283,101    262,187    250,157
    Other benefits                  250,486     62,969     67,797     55,845     63,875     62,561

           Total                  1,358,178    351,511    341,659    338,946    326,062    312,718
Occupancy                           237,694     57,433     59,401     62,006     58,854     56,877
Equipment rentals, depreciation
    and maintenance                 248,441     63,292     65,917     63,245     55,987     52,440
Advertising                          42,845     12,690     10,852     10,221      9,082     10,659
Telephone                            59,884     15,509     14,727     15,769     13,879     14,005
Travel                               60,399     17,978     13,467     16,157     12,797     12,491
Postage                              55,136     11,252     18,128     13,147     12,609     11,210
Printing and office supplies         57,215     15,115     13,309     16,899     11,892     12,700
FDIC insurance                      120,711     30,935     30,162     30,293     29,321     30,155
Other insurance                      16,125      4,777      4,954      2,956      3,438      4,774
Professional fees                    77,705     16,503     17,263     27,637     16,302     12,031
Data processing                      27,434      7,018      5,735      9,493      5,188      4,582
Owned real estate expense            17,236      1,926      3,220      3,305      8,785      4,908
Mortgage servicing amortization      20,368      5,298      4,824      5,266      4,980      4,953
Other amortization                  145,345     40,889     38,827     34,488     31,141     27,402
Sundry                              240,892     62,613     42,257     54,120     81,902     79,315

           Total                $ 2,785,608    714,739    684,702    703,948    682,219    651,220

TABLE 4

INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS


                                                   Six Months Ended
                                                        June 30,            1995                    1994
                                                                      SECOND     First   Fourth    Third   Second
                                                    1995       1994   QUARTER   Quarter  Quarter  Quarter  Quarter

INTERNAL CAPITAL GROWTH*

    Assets to stockholders' equity (a)              14.06X     13.30    14.22    13.89    12.92    12.85    13.31
               X
    Return on assets                                 1.24%      1.28     1.25     1.24     1.22     1.31     1.28

    Return on total stockholders' equity (a)        17.47%     17.05    17.71    17.22    15.74    16.88    17.07
               X
    Earnings retained                               65.96%     67.38    68.28    63.41    61.61    64.04    67.96

    Internal capital growth (a)                     11.52%     11.49    12.09    10.92     9.70    10.81    11.60

DIVIDEND PAYOUT RATIO ON

    Common shares                                   33.21%     30.89    31.72    34.85    44.23    34.16    30.30

    Preferred and common shares                     34.04%     32.62    31.72    36.59    38.39    35.96    32.04

Return on common stockholders' equity
    before redemption premium** (a)                 17.22      17.53    17.71    16.71    15.92    17.29    17.53

Return on common stockholders' equity
    after redemption premium** (a)                  17.22%     17.53    17.71    16.71    12.99    17.29    17.53

 (a) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
  *   Based on average balances and net income.
 ** Based on average balances and net income applicable to common stockholders.

TABLE 5

SELECTED QUARTERLY DATA


                                                1995                               1994
                                         SECOND        First         Fourth        Third       Second
(Dollars in thousands)                  QUARTER       Quarter        Quarter      Quarter      Quarter
MORTGAGE LOAN PORTFOLIO
    PERMANENT LOAN ORIGINATIONS
         Residential
             Direct                    $ 550,022       400,998       605,034       656,986     1,028,783
             Wholesale                    46,193        64,097        98,624       132,828       277,302
                 Total                   596,215       465,095       703,658       789,814     1,306,085
         Income property                  91,800        44,050       190,266       123,291        78,353

                 Total              $    688,015       509,145       893,924       913,105     1,384,438

    VOLUME OF LOANS SERVICED
         Residential                $ 35,664,000    32,668,000    32,677,000    31,661,000    31,779,000
         Income property               1,610,000     1,532,000     1,537,000     1,603,000     1,744,000

                 Total              $ 37,274,000    34,200,000    34,214,000    33,264,000    33,523,000

NUMBER OF OFFICES
    Banking
         North Carolina                      254           273           276           280           284
         South Carolina                       63            62            66            66            67
         Georgia                             145           149           154           157           159
         Florida                             559           521           552           545           491
         Washington, D.C.                     24            25            33            28            30
         Maryland                             23            26            26            31            32
         Tennessee                            55            55            54            55            65
         Virginia                            178           174           177           186           186
         Foreign                               3             2             2             2             2

              Total banking offices        1,304         1,287         1,340         1,350         1,316
    First Union Home Equity Bank             154           154           184           183           173
    Mortgage banking                          18            17            18            23            24
    Other                                     21            21            20            18            18

                Total offices              1,497         1,479         1,562         1,574         1,531

OTHER DATA
    ATMs                                   1,227         1,247         1,242         1,185         1,186
    Employees                             32,004        31,844        31,858        32,019        31,581

                                        T-4


TABLE 6

GROWTH THROUGH ACQUISITIONS



                                                                          Loans,
(In thousands)                                Assets                       net         Deposits
December 31, 1989, as reported     $        45,506,847                 31,600,776      31,531,770

1990 acquisition                             7,946,973                  4,174,478       5,727,330
Growth in operations                         1,134,590                    275,465         935,168

December 31, 1990, as reported              54,588,410                 36,050,719      38,194,268

1991 acquisitions                           12,322,456                  7,025,621       9,921,421
Reduction in operations                     (7,637,689)                (1,692,760)       (939,466)

December 31, 1991, as reported              59,273,177                 41,383,580      47,176,223

1992 acquisitions                            3,739,039                  1,773,797       3,645,316
Growth (reduction) in operations               815,815                 (1,233,610)     (1,670,574)

December 31, 1992, as reported              63,828,031                 41,923,767      49,150,965

1993 acquisitions                            7,785,479                  4,380,362       6,302,873
Growth (reduction) in operations              (826,541)                   572,048      (1,711,427)

December 31, 1993, as reported              70,786,969                 46,876,177      53,742,411

1994 acquisitions                            4,595,762                  1,238,703       4,026,375
Growth in operations                         1,930,774                  5,914,872       1,189,487

December 31, 1994, as reported              77,313,505                 54,029,752      58,958,273

1995 acquisitions                            3,203,831                  2,644,832       2,787,396
Growth  (reduction)  in operations           2,584,276                  3,345,923      (2,903,645)

June 30, 1995, as reported         $        83,101,612                 60,020,507      58,842,024

    Acquisitions (those greater than $3.0 billion in acquired assets and/or deposits) include the purchase acquisitions of Florida National Banks of Florida, Inc. in 1990 and the Southeast Banks transaction in 1991; the pooling of interests acquisition of Dominion Bankshares Corporation in 1993; and the Georgia Federal Savings Bank, FSB and First American Metro Corp. purchase acquisitions in 1993.

TABLE 7

SECURITIES AVAILABLE FOR SALE


                                                                     June 30, 1995

                                                                                                                           Average
                                    1 Year         1-5        5-10    After 10              Gross Unrealized    Amortized  Maturity
(In thousands)                     or Less       Years       Years       Years      Total     Gains    Losses        Cost  in Years

MARKET VALUE
     U.S. Treasury             $ 1,170,409   1,048,720           -           -  2,219,129    (4,468)   24,246   2,238,907     1.79
     U.S. Government agencies      184,382   1,102,832   1,528,109         598  2,815,921   (10,444)   24,537   2,830,014     4.82
     CMOs                           60,044     909,226     134,713           -  1,103,983    (5,629)    5,467   1,103,821     3.07
     Other                         119,959     755,041      32,466     307,427  1,214,893   (66,261)   19,649   1,168,281     2.72

         Total                 $ 1,534,794   3,815,819   1,695,288     308,025  7,353,926   (86,802)   73,899   7,341,023     3.32

MARKET VALUE
     Debt securities           $ 1,534,794   3,815,819   1,695,288      32,309  7,078,210   (25,324)   71,072   7,123,958
     Sundry securities                   -           -           -     275,716    275,716   (61,478)    2,827     217,065

         Total                 $ 1,534,794   3,815,819   1,695,288     308,025  7,353,926   (86,802)   73,899   7,341,023

AMORTIZED COST
      Debt securities          $ 1,533,189   3,845,996   1,711,784      32,989  7,123,958
      Sundry securities                  -           -           -     217,065    217,065

         Total                 $ 1,533,189   3,845,996   1,711,784     250,054  7,341,023

WEIGHTED AVERAGE YIELD
      U.S. Treasury                   6.79%       5.45           -           -       6.15
      U.S. Government agencies        7.31        7.18        6.65        7.26       6.90
      CMOs                            7.60        6.42        6.97           -       6.55
      Other                           6.78        6.50        3.98        3.36       5.79
      Consolidated                    6.89%       6.38        6.62        3.37       6.44

    Included in "Other" at June 30, 1995, are $767,370,000 of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At June 30, 1995, these securities had a weighted average maturity of 2.28 years and a weighted average yield of 6.29 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 4.91 percent based on a weighted average funding cost differential of (1.38) percent.


    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1995. Average maturity in years excludes preferred and common stocks and money market funds.


    Weighted average yields are based on amortized cost. Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis.
They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent, respectively.


    There were commitments to purchase securities at a cost of $291,051,000 that had a market value of $293,161,000 at June 30, 1995. There were no commitments to sell securities at June 30, 1995. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of securites in the first six months of 1995 were $21,672,000 and $21,551,000, respectively. Gross gains realized on sundry securities were $4,757,000.

TABLE 8

INVESTMENT SECURITIES


                                                           June 30, 1995




                                                                                                                            Average
                                 1 Year        1-5       5-10      After 10                   Gross Unrealized     Market   Maturity
(In thousands)                   or Less      Years      Years      Years       Total        Gains       Losses    Value    in Years

CARRYING VALUE
     U.S. Government
       agencies               $    15,148     894,243   401,134          -    1,310,525      19,871      (2,811) 1,327,585     4.43
     CMOs                          55,904     896,280         -          -      952,184      16,825        (588)   968,421     3.05
     State, county and
       municipal                  331,912     203,866   126,588     419,360   1,081,726     104,911      (2,227) 1,184,410     7.28
     Other                          1,519      52,000     4,165     181,787     239,471       7,090      (1,402)   245,159     8.75

         Total                $   404,483   2,046,389   531,887     601,147   3,583,906     148,697      (7,028) 3,725,575     5.09

CARRYING VALUE
     Debt securities          $   404,483   2,046,389   531,887     484,898   3,467,657     148,697      (7,028) 3,609,326
     Sundry securities                  -           -         -     116,249     116,249           -           -    116,249

         Total                $   404,483   2,046,389   531,887     601,147   3,583,906     148,697      (7,028) 3,725,575

MARKET VALUE
      Debt securities         $   411,056   2,089,892   550,685     557,693   3,609,326
      Sundry securities                 -           -         -     116,249     116,249

         Total                $   411,056   2,089,892   550,685     673,942   3,725,575

WEIGHTED AVERAGE YIELD
      U.S. Government agencies       6.66%       8.66      8.00           -       8.44
      CMOs                           7.28        7.30         -           -       7.30
      State, county and municipal   11.17       10.56     11.66       12.31      11.55
      Other                          5.70        7.62      7.63        7.62       7.61
      Consolidated                  10.44%       8.23      8.87       10.89       9.02

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at June 30, 1995.


    Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent, respectively.


    There were commitments to purchase investment securities at a cost of $49,961,000 that had a market value of $49,920,000 at June 30, 1995.
There were no commitments to sell investment securities at June 30, 1995. Gross gains and losses realized on the repurchase agreement underdeliveries and calls of investment securities in the first six months of 1995 were $1,887,000 and $437,000, respectively.

TABLE 9

LOANS

                                                          1995                               1994
                                                  SECOND         First        Fourth         Third        Second
(In thousands)                                   QUARTER       Quarter       Quarter       Quarter       Quarter

FIRST UNION CORPORATION
COMMERCIAL
     Commercial, financial and agricultural
         Taxable                            $ 16,228,226    15,849,852    15,198,651    13,765,745    13,460,873
         Nontaxable                              766,843       658,502       709,092       688,238       658,190

           Total commercial, financial
               and agricultural               16,995,069    16,508,354    15,907,743    14,453,983    14,119,063
     Real estate - construction and other      1,925,310     1,842,099     1,734,095     1,674,297     1,504,546
     Real estate - mortgage                    5,985,057     5,664,837     5,437,496     5,932,374     5,730,311
     Lease financing                           2,247,931     1,940,681     1,613,763     1,334,570       931,297
     Foreign                                     441,927       426,907       415,857       509,030       437,967

           Total commercial                   27,595,294    26,382,878    25,108,954    23,904,254    22,723,184

RETAIL
     Real estate - mortgage                   16,572,033    14,292,795    15,014,775    14,682,624    13,813,215
     Installment loans - Bankcard              4,506,927     4,098,790     3,959,657     3,299,675     2,785,470
     Installment loans - other                12,315,693    11,795,465    10,618,696    10,288,391     9,930,333

           Total retail                       33,394,653    30,187,050    29,593,128    28,270,690    26,529,018

           Total loans                        60,989,947    56,569,928    54,702,082    52,174,944    49,252,202

UNEARNED INCOME
     Loans                                       152,463       148,584       145,691       142,587       136,352
     Lease financing                             816,977       653,626       526,639       399,323       190,355

           Total unearned income                 969,440       802,210       672,330       541,910       326,707

           Loans, net                       $ 60,020,507    55,767,718    54,029,752    51,633,034    48,925,495

TABLE 10

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS*


                                                            1995                      1994

                                                          SECOND        First       Fourth        Third       Second
(In thousands)                                           QUARTER      Quarter      Quarter      Quarter      Quarter

ALLOWANCE FOR LOAN LOSSES
    Balance, beginning of quarter                      $ 968,828      978,795    1,004,298    1,007,839    1,014,001
    Provision for loan losses                             44,000       32,500       25,000       25,000       25,000
    Allowance of acquired loans                           20,486            -        2,296       18,615          609
    Loan losses, net                                     (64,192)     (42,467)     (52,799)     (47,156)     (31,771)

    Balance, end of quarter                            $ 969,122      968,828      978,795    1,004,298    1,007,839

      (as % of loans, net)                                 1.61 %        1.74         1.81         1.95         2.06

      (as % of nonaccrual and restructured loans)           222 %         224          245          203          192

      (as % of nonperforming assets)                        170 %         168          175          154          152

LOAN LOSSES
    Commercial, financial and agricultural             $   9,596        6,321       16,357       20,898       16,373
    Real estate - construction and other                     725           41        1,270        2,974        1,711
    Real estate - mortgage                                16,106        3,457       20,228       17,773        7,574
    Installment loans - Bankcard                          47,515       38,096      19,970       15,492       15,399
    Installment loans - other                             14,915       14,047       14,398       14,983       13,459

            Total                                         88,857       61,962       72,223       72,120       54,516

LOAN RECOVERIES
    Commercial, financial and agricultural                13,723        9,097       11,125       12,965        8,388
    Real estate - construction and other                   1,579          907          884          424        1,095
    Real estate - mortgage                                 1,987        2,466        1,530        4,657        5,076
    Installment loans - Bankcard                           2,822        2,572        2,455        2,234        2,710
    Installment loans - other                              4,554        4,453        3,430        4,684        5,476

            Total                                         24,665       19,495       19,424       24,964       22,745

            Loan losses, net                           $  64,192       42,467       52,799       47,156       31,771

        (as % of average loans, net)**                      .44 %         .31          .40          .38          .27

NONPERFORMING ASSETS
    Nonaccrual loans
       Commercial loans                                $ 210,464      200,915      155,752      154,861      159,858
       Real estate loans                                 225,802      231,183      241,886      339,881      363,433

            Total nonaccrual loans                       436,266      432,098      397,638      494,742      523,291
    Restructured loans                                       630          670        1,872          674        2,730
    Foreclosed properties                                132,204      144,188      158,464      158,234      136,408

            Total nonperforming assets                 $ 569,100      576,956      557,974      653,650      662,429

        (as % of loans, net and foreclosed
          properties)                                       .95 %        1.03         1.03         1.26         1.35

Accruing loans past due 90 days                        $ 117,874      205,654      140,081      115,903       85,948

    *Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed hereunder or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.


**Annualized.

TABLE 11

INTANGIBLE ASSETS



                                                                        1995                              1994
                                                               SECOND         First        Fourth         Third      Second
(In thousands)                                                QUARTER       Quarter       Quarter       Quarter     Quarter

MORTGAGE SERVICING RIGHTS                                 $   101,024        80,266        84,898        89,666      79,826

CREDIT CARD PREMIUM                                       $    51,005        54,703        58,494        62,463      67,524

OTHER INTANGIBLE ASSETS
    Goodwill                                              $   945,295       742,435       754,417       763,832     682,570
    Deposit base premium                                      443,830       422,827       437,025       319,522     224,918
    Other                                                       6,243         6,844         7,465         8,134       9,118

       Total                                              $ 1,395,368     1,172,106     1,198,907     1,091,488     916,606


TABLE 12
ALLOWANCE FOR FORECLOSED PROPERTIES*


                                                                      1995                                1994
                                                               SECOND         First        Fourth         Third      Second
(In thousands)                                                QUARTER       Quarter       Quarter       Quarter     Quarter
Foreclosed properties                                     $   162,860       178,416       193,290       197,261     177,274
Allowance for foreclosed properties, beginning of quarter      34,228        34,826        39,027        40,866      47,884
Provision for foreclosed properties                            (2,696)          715         1,913        (2,114)      1,910
Transfer from (to) allowance for segregated assets                 40           (48)        1,177           302         (52)
Dispositions, net                                                (916)       (1,265)       (7,291)          (27)     (8,876)

Allowance for foreclosed properties, end of quarter            30,656        34,228        34,826        39,027      40,866

Foreclosed properties, net                                $   132,204       144,188       158,464       158,234     136,408

* Excluding Southeast Banks segregated assets.

TABLE 13

DEPOSITS

                                             1995                              1994
                                    SECOND         First        Fourth         Third        Second
(In thousands)                     QUARTER       Quarter       Quarter       Quarter       Quarter

CORE DEPOSITS
     Noninterest-bearing      $ 10,854,459    10,412,883    10,523,538    10,295,616    10,207,807
     Savings and NOW accounts   14,114,289    14,065,617    13,991,987    12,677,630    12,085,198
     Money market accounts       9,127,362     9,122,752    10,118,963    10,316,481    10,490,933
     Other consumer time        20,392,737    18,667,810    18,544,324    17,361,310    16,486,243

       Total core deposits      54,488,847    52,269,062    53,178,812    50,651,037    49,270,181

Foreign                          2,296,483     2,582,452     4,069,587     1,328,032     2,852,926
Other time                       2,056,694     1,951,391     1,709,874     1,707,982     1,649,153

       Total deposits         $ 58,842,024    56,802,905    58,958,273    53,687,051    53,772,260


TABLE 14

TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE



                                             June 30, 1995
                                              Time     Other
(In thousands)                        Certificates      Time

MATURITY OF
     3 months or less                $   2,426,480    76,972
     Over 3 months through 6 months      1,157,723         -
     Over 6 months through 12 months     1,030,236         -
     Over 12 months                        987,582         -

         Total                       $   5,602,021    76,972

TABLE 15
LONG-TERM DEBT


                                                                         1995                            1994
                                                                 SECOND        First        Fourth       Third       Second
(In thousands)                                                  QUARTER       Quarter      Quarter      Quarter      Quarter

DEBENTURES AND NOTES
     7-1/2% debentures due 2002                              $    15,619       15,619       15,619       15,619       15,619
     Floating rate extendible notes due 2005                      10,100      100,000      100,000      100,000      100,000
    11% notes due 1996                                            18,360       18,360       18,360       18,360       18,360
     Floating rate notes due 1996                                150,000      150,000      150,000      150,000      150,000
     5.95% notes due 1995                                        150,000      149,960      149,921      149,881      149,842
     6-3/4% notes due 1998                                       248,756      248,634      248,511      248,389      248,267
     Floating rate notes due 1998                                299,766      299,744            -            -            -
     Fixed rate medium-term senior notes, varying
       rates and terms to 1996                                       200          200       32,700       61,700       61,700
     Fixed rate medium-term subordinated notes,
       varying
       rates and terms to 2001                                    54,000       54,000       54,000       54,000       54,000
     Floating rate subordinated notes due 2003                   149,153      149,127      149,101      149,074      149,048
     11% subordinated and variable rate notes due
       1996                                                       17,951       17,951       17,951       17,954       17,954
     8-1/8% subordinated notes due 1996                          100,000      100,000      100,000      100,000      100,000
     9.45% subordinated notes due 1999                           250,000      250,000      250,000      250,000      250,000
     9.45% subordinated notes due 2001                           147,721      147,628      147,535      147,442      147,349
     8-1/8% subordinated notes due 2002                          248,577      248,526      248,475      248,424      248,373
     8% subordinated notes due 2002                              223,161      223,099      223,037      222,972      222,910
     7-1/4% subordinated notes due 2003                          148,811      148,772      148,733      148,694      148,655
     6-5/8% subordinated notes due 2005                          248,094      248,046      247,999      247,935      247,888
     6% subordinated notes due 2008                              197,135      197,081      197,028      196,974      196,920
     6-3/8% subordinated notes due 2009                          147,581      147,538      147,495      147,449      147,405
     8% subordinated notes due 2009                              148,607      148,583      148,559      148,535            -
     8.77% subordinated notes due 2004                           148,510      148,470      148,430            -            -
     9-7/8% subordinated notes due 1999                           74,473       74,439       74,404       74,370       74,334
     7-1/2% subordinated notes due 2035                          246,095            -            -            -            -
Debentures and notes of subsidiaries
     9-5/8% subordinated capital notes due 1999                   74,951       74,948       74,945       74,942       74,937
    10-1/2% collateralized mortgage obligations due
      2014                                                        54,070       56,919       60,010       65,927       69,950
     Bank notes with varying rates and
       terms to 1997                                           1,175,000      225,000      100,000            -            -
     Debentures and notes with varying rates and
       terms to 2002                                               7,275        7,275        7,275        7,275        7,400
     9-1/2% mortgage backed bonds                                  3,500            -            -            -            -

            Total                                              4,757,466    3,649,919    3,260,088    3,045,916    2,900,911

MORTGAGES AND OTHER DEBT
     Notes payable to FDIC due 1996                               92,355       99,887      117,271      171,614      193,258
     Advances from the Federal Home Loan Bank                    482,846        4,846        4,696        4,603        4,603
     Mortgage notes and other debt                                38,590       41,578       41,153       41,814       24,623
     Capitalized leases                                            5,026        5,196        5,306        5,416        6,049

            Total long-term debt                             $ 5,376,283    3,801,426    3,428,514    3,269,363    3,129,444


TABLE 16

CHANGES IN STOCKHOLDERS' EQUITY


                                          Twelve
                                          Months                1995                               1994
                                           Ended
                                        June 30,        SECOND         First        Fourth         Third        Second
(In thousands)                              1995       QUARTER       Quarter       Quarter       Quarter       Quarter

Balance, beginning of period         $ 5,388,581     5,490,734     5,397,517     5,622,631     5,388,581     5,276,060
Stockholders' equity of pooled banks
  not restated prior to 1994              12,519             -             -        12,535           (16)       51,832
Net income                               959,346       249,136       236,909       231,549       241,752       229,620
Redemption of preferred stock           (325,396)            -             -      (325,396)            -             -
Purchase of common stock                (374,050)      (56,707)     (197,371)      (37,580)      (82,392)      (51,525)
Common stock issued for stock
  options exercised                       80,321        37,337         6,168        15,386        21,430        29,060
Common stock issued through
  dividend reinvestment plan              40,666         6,471        16,952        10,628         6,615         8,938
Common stock for purchase
  accounting acquisition                 161,073             -             -            (6)      161,079             -
Converted debentures                      19,760             -             -             -        19,760             -
Cash dividends paid
  Series 1990 preferred stock            (20,455)            -        (7,029)       (6,831)       (6,595)       (6,201)
  Common stock                          (320,800)      (78,758)      (79,660)      (82,052)      (80,330)      (67,364)
Unrealized gain (loss) on debt  and
  equity securities                      115,282        88,634       117,248       (43,347)      (47,253)      (81,839)

Balance, end of period               $ 5,736,847     5,736,847     5,490,734     5,397,517     5,622,631     5,388,581

TABLE 17

CAPITAL RATIOS


                                                 1995                               1994
                                          Second         First        Fourth         Third        Second
(In thousands)                           QUARTER       Quarter       Quarter       Quarter       Quarter

CONSOLIDATED CAPITAL RATIOS*
    Qualifying capital
       Tier 1 capital               $  4,429,775     4,489,955     4,466,670     4,763,409     4,664,358
       Total capital                   7,484,114     7,512,040     7,450,602     7,654,430     7,361,013

    Adjusted risk-based assets        64,609,109    59,651,481    57,593,799    53,904,132    50,155,408

    Adjusted leverage ratio assets  $ 77,237,551    74,633,796    73,011,243    70,315,199    69,971,938

    Ratios
       Tier 1 capital                     6.86 %          7.53          7.76          8.84          9.30
       Total capital                       11.58         12.59         12.94         14.20         14.68
        Leverage                            5.74          6.02          6.12          6.77          6.67

    Stockholders' equity to assets
       Quarter-end                          6.90          7.05          6.98          7.57          7.42
       Average                              6.96 %        7.01          7.49          7.62          7.39

BANK CAPITAL RATIOS
    Tier 1 capital
       First Union National Bank of
         North Carolina                     6.65 %        7.13          7.32          7.14          7.70
         South Carolina                     7.86          8.24          7.88          8.21          8.54
         Georgia                            8.72          8.61          8.26          8.28          8.74
         Florida                            6.55          7.94          7.95          8.79          9.63
         Washington, D.C.                  17.46         16.55         16.75         17.31         16.30
         Maryland                          20.14         20.78         20.53         19.01         17.75
         Tennessee                         11.62         12.34         12.76         13.08         13.36
         Virginia                           6.81          8.97          9.21         10.88         10.57
       First Union Home Equity Bank         5.28          6.49          7.60          7.16             -


    Total capital
       First Union National Bank of
         North Carolina                    10.32         10.32         10.69          9.62         10.51
         South Carolina                    11.79         12.40         12.15         12.53         12.96
         Georgia                           11.52         11.46         11.18         11.22         11.70
         Florida                           10.01         10.70         10.76         10.35         11.31
         Washington, D.C.                  18.74         17.83         18.03         18.60         17.60
         Maryland                          21.42         22.07         21.81         20.30         19.04
         Tennessee                         12.88         13.60         14.02         14.34         14.62
         Virginia                          10.39         12.80         13.11         13.17         12.90
       First Union Home Equity Bank         8.28         10.34         12.10         11.54             -


    Leverage
       First Union National Bank of
         North Carolina                     5.81          6.25          6.10          5.74          5.65
         South Carolina                     5.94          5.75          5.77          6.06          6.03
         Georgia                            6.40          6.06          5.69          5.96          6.07
         Florida                            5.15          5.75          5.91          6.30          6.53
         Washington, D.C.                   7.70          7.11          8.33          7.88          7.11
         Maryland                          13.08         13.44         12.82         11.53         10.62
         Tennessee                          7.71          7.88          8.47          8.54          8.41
         Virginia                           5.28          6.95          7.10          8.26          7.70
       First Union Home Equity Bank       5.53 %          6.22          7.22          6.24             -

    *Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.

TABLE 18

INTEREST RATE GAP


                                                                                 June 30, 1995


                                             Interest Sensitivity in Days                                  Non-Sensitive
                                                                                     One to      Two to    and Sensitive
(In thousands)                              1-90      91-180    181-365      Total  two years  five years  Over five years  Total

EARNING ASSETS
Interest-bearing bank balances         $   446,612        100               446,712         -           -            -     446,712
Federal funds sold and securities
    purchased under resale
    agreements                           2,042,624      9,612          -  2,052,236         -           -            -   2,052,236
Trading account assets                   1,559,021          -          -  1,559,021         -           -            -   1,559,021
Securities available for sale              423,820    253,408  1,674,050  2,351,278 1,022,596   3,112,408      854,741   7,341,023
Investment securities                      336,679    192,659    335,998    865,336   464,384   1,204,230    1,049,956   3,583,906
Loans*                                  32,072,986  3,031,263  4,988,165 40,092,414 4,825,840   6,938,178    8,164,075  60,020,507

     Total
       earnings assets                  36,881,742  3,487,042  6,998,213 47,366,997 6,312,820  11,254,816   10,068,772  75,003,405

INTEREST-BEARING LIABILITIES
Interest-bearing deposits               18,713,868  4,592,453  4,942,333 28,248,654 2,597,855   3,821,571   13,319,485  47,987,565
Short-term borrowings                   11,009,707      3,008          - 11,012,715         -           -            -  11,012,715
Long-term debt                             763,467      7,284    817,218  1,587,969 1,350,470     400,298    2,037,546   5,376,283

          Total
            interest-bearing
             liabilities                30,487,042  4,602,745  5,759,551 40,849,338 3,948,325   4,221,869   15,357,031  64,376,563

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS                          (10,722,359)12,987,000    503,094  2,767,735   998,122  (1,690,857)  (2,075,000)          -
     Total
       interest-bearing
        liabilities and off-balance
        sheet financial
        instruments                     19,764,683  17,589,745  6,262,645 43,617,073 4,946,447   2,531,012   13,282,031  64,376,563

Interest rate gap                     $17,117,059 (14,102,703)   735,568  3,749,924 1,366,373   8,723,804

Cumulative gap                        $17,117,059   3,014,356  3,749,924  3,749,924 5,116,297  13,840,101

Ratio of cumulative gap to total
    earnings assets                        22.82%        4.02       5.00       5.00      6.82       18.45

    The information included herein should be read in conjunction with the discussion appearing under "Interest Rate Risk Management" and with Tables 19-
21. This interest rate gap table has inherent limitations on its ability to accurately portray interest rate sensitivity and, therefore, it is only provided in conjunction with common banking industry practice. The amounts presented herein are based on contractual maturities or repricing terms, as appropriate, and internally-prepared prepayment assumptions related to certain mortgage products, and do not reflect deposit run-off or other assumptions.
Additionally, in conjunction with such practices, savings and NOW accounts are included in the non-sensitive and sensitive over five years classification. Money market accounts are included in the 1-90 day classification.

 *Loans are stated net of unearned income.

TABLE 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*



                                                 Weighted
                                                Average Rate           Estimated
June 30, 1995                    Notional                       Maturity       Fair
(In thousands)                    Amount    Receive       Pay   In Years       Value        Comments


ASSET RATE CONVERSIONS                                                                      Converts floating rate commercial loans
  Interest rate swaps          $ 5,762,963    5.98%       6.15%    1.23                     to fixed rate.  Adds to liability
    Carrying amount                                                         $  14,211       sensitivity.  Similar characteristics
    Unrealized gross gain                                                      14,599       to a fixed income security funded with
    Unrealized gross loss                                                     (58,854)      variable rate liabilities. Includes
        Total                                                                 (30,044)      $1.6 billion of indexed amortizing
                                                                                            swaps, all of which mature within three
                                                                                            and one half years.
  Forward interest rate swaps    1,120,000      8.05          -     1.33
    Carrying amount                                                                 -
    Unrealized gross gain                                                      23,287       Converts floating rates on commercial
    Unrealized gross loss                                                           -       loans to fixed rates at higher than
        Total                                                                  23,287       current yields in future periods.  $63
                                                                                            million effective March 1996 and $57
  Total asset rate conversions $ 6,882,963    6.32%      6.15%    1.25    $  (6,757)        million effective March 1997. $1.0
                                                                                            billion effective September 1995 with
LIABILITY RATE CONVERSIONS                                                                  put options on forward swaps referenced
  Interest rate swaps          $ 2,772,000    7.28%      6.05%    7.36                      under "Rate Sensitivity Hedges" linked
    Carrying amount                                                         $  25,520       to this item.
    Unrealized gross gain                                                      95,178
    Unrealized gross loss                                                     (28,210)
Total                                                                          92,488
                                                                                            Converts long-term fixed rate debt to
  Other financial instruments     185,000        -          -     6.65                      floating rate by matching maturity of
    Carrying amount                                                            (2,677)      the swap to the debt  issue.  Rate
    Unrealized gross gain                                                           -       sensitivity remains unchanged due to the
    Unrealized gross loss                                                        (811)      simultaneous, direct linkage of the
        Total                                                                  (3,488)      swap to the debt issue.

  Total liability rate
    conversions                $ 2,957,000    7.28%       6.05%   7.32       $ 89,000       Miscellaneous purchased option-based
                                                                                            products for liability management
                                                                                            purposes include $10 million of options
                                                                                            on swaps, $25 million of eurodollar caps
                                                                                            and $150 million of eurodollar floors.

                                                       (Continued)

                                        T-16



TABLE 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS*





                                                 Weighted
                                                Average Rate           Estimated
June 30, 1995                    Notional                       Maturity       Fair
(In thousands)                    Amount    Receive       Pay   In Years       Value        Comments



RATE SENSITIVITY HEDGES                                                                     Paid a premium for the right to lock in
  Put options on eurodollar                                                                 the 3 month LIBOR reset rates on pay
    futures                  $ 19,422,000       - %     8.09%       .39                     variable rate swaps and short-term
    Carrying amount                                                          $ 5,772        liabilities. $13.0 billion effective
    Unrealized gross gain                                                          -        September 1995; $2.1 billion effective
    Unrealized gross loss                                                     (4,796)       December 1995; $2.4 billion effective
        Total                                                                    976        March 1996; $1.9 billion effective June
                                                                                            1996.
  Put options on forward swaps  1,000,000       -      8.08       .22
    Carrying amount                                                            1,135        Paid a premium for the right to
    Unrealized gross gain                                                          -        terminate $1.0 billion of forward
    Unrealized gross loss                                                     (1,145)       interest rate swaps based on interest
        Total                                                                    (10)       rates in effect in September 1995.
                                                                                            Reduces liability sensitivity.
  Interest rate cap                67,200        -         -       .93
    Carrying amount                                                              239        Purchased cap to convert floating rate
    Unrealized gross gain                                                         32        liabilities to fixed rate if short-term
    Unrealized gross loss                                                       (203)       rates rise above 8.00 percent.
        Total                                                                     68
                                                                                            Locks in the funding on German mark
  Short euromark futures           362,188       -      5.80      .35                       denominated securities from September
    Carrying amount                                                                -        1995 through March 1996.
    Unrealized gross gain                                                          -
    Unrealized gross loss                                                     (1,099)       Locks in the funding on U.S. Treasury
        Total                                                                 (1,099)       securities and the three month LIBOR
                                                                                            reset rates on pay variable rate swaps.
  Short eurodollar futures      10,293,000       -      5.83      .48                       $4.1 billion effective September 1995;
    Carrying amount                                                                 -       $3.1 billion effective December 1995;
    Unrealized gross gain                                                       3,429       $1.8 billion effective March 1996;
    Unrealized gross loss                                                      (7,387)      $1.2 billion effective June 1996; $64
        Total                                                                  (3,958)      million effective September 1996.

  Total rate sensitivity                                                                    Consists of $800 million of interest
    hedges                     $ 31,144,388      -%     7.31%     .41      $   (4,023)      rate floors, of which $400 million were
                                                                                            purchased and offset by $400 million
OFFSETTING POSITIONS                                                                        sold, locking in gains to be amortized
  Interest rate floors         $    800,000    6.28%    6.28%     .96                       over the remaining life of the
    Carrying amount                                                        $   (1,100)      contracts.
    Unrealized gross gain                                                       4,524
    Unrealized gross loss                                                      (3,424)      In December 1994, the corporation
        Total                                                                       -       offset an existing federal funds cap
                                                                                            (purchased) and a prime rate cap
  Prime/federal funds cap         4,000,000    6.10     6.10      .78                       (written) position by simultaneously
    Carrying amount                                                              1,272      purchasing a prime rate cap and writing
    Unrealized gross gain                                                        1,866      a federal funds cap at strikes of 6.00
    Unrealized gross loss                                                       (3,138)     percent and 3.25 percent, respectively.
        Total                                                                        -      The notional amount of each cap is $1.0
                                                                                            billion. Locks in losses to be
  Total offsetting positions   $  4,800,000    6.13%    6.13%      .81      $        -      amortized over the remaining life of the
                                                                                            contracts.


    *Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Prime Rate - The base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as defined in The Wall Street Journal.

London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks.

Weighted average pay rates are generally based upon one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of June 30, 1995. Weighted average receive rates are fixed rates at the time the contract was transacted.

Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

TABLE 20

OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES*



June 30, 1995                        1 Year          1 -2          2 -5         5 -10    After 10
(In thousands)                       or Less         Years         Years         Years       Years          Total

ASSET RATE CONVERSIONS
  Notional amount               $  3,700,428     2,016,678     1,165,857             -           -      6,882,963
  Weighted average receive rate        6.03 %         7.33          5.48             -           -           6.32
  Estimated fair value          $    (13,996)       32,552       (25,313)            -           -         (6,757)

LIABILITY RATE CONVERSIONS
  Notional amount               $    190,000       110,000       582,000     1,325,000     750,000      2,957,000
  Weighted average receive rate         8.86 %        8.04          6.49          7.78        6.67           7.28
  Estimated fair value          $        771         3,341         4,795      100,666     (20,573)         89,000

RATE SENSITIVITY HEDGES
  Notional amount               $ 31,063,188        81,200             -             -           -     31,144,388
  Weighted average receive rate           - %            -             -             -           -              -
  Estimated fair value          $     (4,098)           75             -             -           -         (4,023)

OFFSETTING POSITIONS
  Notional amount               $  4,800,000             -             -             -           -      4,800,000
  Weighted average receive rate         6.13 %           -             -             -           -           6.13
  Estimated fair value          $          -             -             -             -           -              -

    *Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

    Pay rates are generally based upon one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates and therefore have been excluded from the above table. Weighted average pay rates are indicated in Table 19.



TABLE 21

OFF-BALANCE SHEET DERIVATIVES ACTIVITY*


                            Asset Rate     Liability Rate           Asset     Rate Sensitivity     Offsetting
(In thousands)             Conversions        Conversions           Hedge               Hedges      Positions           Total
Balance, December 31, 1994 $ 8,222,116          2,762,500       1,200,000           28,256,000      4,800,000      45,240,616
Additions                      120,000            592,000               -           32,356,631              -      33,068,631
Maturities/Amortizations    (1,459,153)          (397,500)       (200,000)         (28,468,243)             -     (30,524,896)
Terminations                        -                  -      (1,000,000)          (1,000,000)             -      (2,000,000)

Balance, June 30, 1995     $ 6,882,963          2,957,000               -           31,144,388      4,800,000      45,784,351

    *Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES



                                                   SECOND QUARTER  1995                    FIRST QUARTER 1995
                                                            INTEREST  AVERAGE                      Interest  Average
                                              AVERAGE       INCOME/   RATES        Average         Income/    Rates
(In thousands)                               BALANCES       EXPENSE EARNED/PAID    Balances        Expense Earned/Paid

ASSETS
Interest-bearing bank balances             $  533,228      6,326         4.76%        $  689,482    10,147   5.97%
Federal funds sold and securities
    purchased under resale agreements       1,867,479     27,678         5.94          1,855,472    26,274   5.74
Trading account assets (a)                  1,106,447     16,617         6.02          1,310,294    21,360   6.61
Securities available for sale (a)           7,582,334    121,194         6.40          7,993,897   126,046   6.33
Investment securities (a)
    U.S. Government and other               2,459,190     49,084         7.98          2,474,530    46,902   7.58
    State, county and municipal             1,119,586     31,917        11.40          1,190,113    33,761  11.34

          Total investment securities       3,578,776     81,001         9.05          3,664,643    80,663   8.80
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                    16,696,776    342,321         8.22         16,126,010   323,169   8.13
        Real estate - construction and
           other                            1,901,095     44,023         9.29         1,795,504     41,579   9.39
        Real estate - mortgage              5,932,344    130,056         8.79         5,435,291    119,344   8.90
        Lease financing                     1,105,363     27,237         9.86           908,580     22,259   9.80
        Foreign                               503,888      8,734         6.95           426,788      7,089   6.74

          Total commercial                 26,139,466    552,371         8.47        24,692,173    513,440   8.34
    Retail
        Real estate - mortgage             15,464,047    298,827         7.73        14,193,098    268,320   7.56
        Installment loans - Bankcard        4,314,121    163,271        15.14         3,993,532    138,477  13.87
        Installment loans - other          11,955,712    307,426        10.31        11,536,143    285,270  10.01

          Total retail                     31,733,880    769,524         9.71        29,722,773    692,067   9.36

          Total loans                      57,873,346  1,321,895         9.15        54,414,946  1,205,507   8.90


          Total earning assets             72,541,610  1,574,711         8.70        69,928,734  1,469,997   8.44

Cash and due from banks                     3,154,820                                 3,261,626
Other assets                                4,558,615                                 4,302,719
          Total assets                    $80,255,045                               $77,493,079

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts               14,145,903    99,246         2.81         14,015,277     98,540   2.85
    Money market accounts                   9,158,122    64,932         2.84          9,504,775     66,326   2.83
    Other consumer time                    19,430,344   262,518         5.42         18,502,556    226,494   4.96
    Foreign                                 2,596,487    41,933         6.48          3,319,697     45,566   5.57
    Other time                              2,066,530    33,427         6.49          1,951,836     29,812   6.19

          Total interest-bearing deposits  47,397,386   502,056         4.25         47,294,141    466,738   4.00
Federal funds purchased and securities
    sold under repurchase agreements        7,568,559   113,463         6.01          7,268,262    101,498   5.66
Commercial paper                            1,033,078    15,372         5.97            669,792      9,551   5.78
Other short-term borrowings                 1,723,886    24,662         5.74          1,655,853     27,205   6.66
Long-term debt                              4,945,394    82,785         6.70          3,576,802     63,217   7.07
          Total interest-bearing
              liabilities                  62,668,303   738,338         4.72         60,464,850    668,209   4.48

Noninterest-bearing deposits               10,256,782                                 9,978,428
Other liabilities                           1,741,524                                 1,614,095
Stockholders' equity                        5,588,436                                 5,435,706
          Total liabilities and
             stockholders' equity         $80,255,045                               $77,493,079

Interest income and rate earned                       $1,574,711        8.70%                    $1,469,997  8.44%
Interest expense and rate paid                           738,338        4.08                        668,209  3.87

Net interest income and margin                        $  836,373        4.62%                    $  801,788  4.57%


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995 and 7.8275 percent in 1994; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994, respectively.



                FOURTH QUARTER 1994                    THIRD QUARTER 1994                      SECOND QUARTER 1994
                   INTEREST     AVERAGE                      Interest   Average                       Interest   Average
     AVERAGE       INCOME/       RATES        Average         Income/     Rates         Average       Income/     Rates
    BALANCES       EXPENSE    EARNED/PAID    Balances        Expense    Earned/Paid    Balances       Expense    Earned/Paid


$   879,330        12,342        5.57%      $   675,188       8,552      5.03%       $  786,723         9,915         5.06%

  1,507,490        19,473        5.12         1,469,486      16,354      4.42         1,595,394        13,575         3.41
  1,187,382        19,776        6.61         1,062,744      15,641      5.84           904,729        14,010         6.21
  8,199,014       121,948        5.93         9,777,730     139,512      5.69        11,480,968       152,237         5.31

  2,435,018        46,625        7.66         1,715,051      32,076      7.48         1,575,796        27,310         6.93
  1,233,949        35,554       11.53         1,248,484      35,694     11.44         1,282,173        37,116        11.58

  3,668,967        82,179        8.96         2,963,535      67,770      9.15         2,857,969        64,426         9.02



 14,662,782       288,875        7.82        14,001,417     291,147      8.25        13,375,599       281,454         8.44

  1,722,032        39,020        8.99         1,588,419      33,731      8.42         1,515,456        28,710         7.60
  5,764,302       125,431        8.63         5,964,848     121,637      8.09         5,743,998       110,471         7.71
    807,143        19,641        9.73           665,678      15,983      9.60           582,340        13,761         9.45
    520,581         8,397        6.40           434,532       5,844      5.34           424,662         4,739         4.48

 23,476,840       481,364        8.14        22,654,894     468,342      8.20        21,642,055       439,135         8.14

 14,228,831       271,675        7.64        14,239,519     260,489      7.32        13,600,744       247,665         7.28
  3,633,266       124,530       13.71         3,088,541     106,859     13.84         2,351,062        85,594        14.56
 11,244,806       278,590        9.87        10,029,803     246,678      9.80         9,727,881       232,361         9.57

 29,106,903       674,795        9.26        27,357,863     614,026      8.96        25,679,687       565,620         8.82

 52,583,743     1,156,159        8.76        50,012,757   1,082,368      8.62        47,321,742     1,004,755         8.51


 68,025,926     1,411,877        8.27        65,961,440   1,330,197      8.03        64,947,525     1,258,918         7.76

  3,265,432                                   3,017,964                               2,857,885
  4,142,050                                   4,040,685                               4,020,590
$75,433,408                                 $73,020,089                             $71,826,000




 13,259,937        86,455        2.59        12,449,336      71,848      2.29        12,120,552        64,856         2.15
 10,132,757        67,193        2.63        10,483,003      65,849      2.49        10,791,758        62,199         2.31
 17,690,805       210,568        4.72        17,042,759     187,185      4.36        16,462,456       171,773         4.19
  2,361,927        32,459        5.45         1,958,291      21,840      4.42         1,327,343        14,088         4.26
  1,669,113        24,289        5.77         1,674,511      21,696      5.14         1,567,754        20,266         5.19

 45,114,539       420,964        3.70        43,607,900     368,418      3.35        42,269,863       333,182         3.16

  7,490,396        95,168        5.04         6,970,468      78,962      4.49         7,511,271        77,201         4.12
    615,930         7,684        4.95           998,167      11,115      4.42           702,645         7,089         4.05
  1,601,779        25,238        6.25         1,422,176      20,617      5.75         1,486,748        18,739         5.05
  3,366,685        61,118        7.26         3,198,320      51,746      6.47         3,138,257        47,702         6.08

 58,189,329       610,172        4.16        56,197,031     530,858      3.75        55,108,784       483,913         3.52

  9,997,860                                   9,927,448                              10,067,077
  1,593,558                                   1,331,994                               1,344,882
  5,652,661                                   5,563,616                               5,305,257

$75,433,408                                 $73,020,089                             $71,826,000

               $1,411,877         8.27%                  $1,330,197      8.03%                      $1,258,918        7.76%
                  610,172         3.56                      530,858      3.19                          483,913        2.98

               $  801,705         4.71%                  $  799,339      4.84%                      $  775,005        4.78%

(b) The loan average include loans on which the accrul of interest has been discontiued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES



                                                        SIX MONTHS  1995                    SIX MONTHS 1994
                                                            INTEREST  AVERAGE                Interest        Average
                                              AVERAGE       INCOME/   RATES        Average     Income/       Rates
(In thousands)                               BALANCES       EXPENSE EARNED/PAID    Balances    Expense     Earned/Paid

ASSETS
Interest-bearing bank balances             $  610,923     16,473         5.44%      $    737,293    18,656   5.10 %
Federal funds sold and securities
    purchased under resale agreements       1,861,508     53,952         5.84          1,241,844    19,902   3.23
Trading account assets (a)                  1,207,807     37,977         6.34            916,586    25,200   5.54
Securities available for sale (a)           7,786,979    247,240         6.37         11,567,892   304,022   5.27
Investment securities (a)
    U.S. Government and other               2,466,818     95,986         7.78          1,399,821    46,884   6.70
    State, county and municipal             1,154,655     65,678        11.37          1,294,916    74,749  11.54

          Total investment securities       3,621,473    161,664         8.93          2,694,737   121,633   9.03
Loans (a) (b)
    Commercial
        Commercial, financial and
           agricultural                    16,412,970    665,490         8.18        13,265,962    543,310   8.26
        Real estate - construction and
           other                            1,848,591     85,602         9.34         1,560,175     56,422   7.29
        Real estate - mortgage              5,685,190    249,400         8.84         5,791,515    215,875   7.51
        Lease financing                     1,007,515     49,496         9.83           579,854     27,004   9.31
        Foreign                               465,551     15,823         6.85           379,081      8,257   4.39

          Total commercial                 25,419,817  1,065,811         8.45        21,576,587    850,868   7.95
    Retail
        Real estate - mortgage             14,832,083    567,147         7.65        13,378,825    487,791   7.29
        Installment loans - Bankcard (c)    4,154,712    301,748        14.53         2,180,345    160,213  14.70
        Installment loans - other          11,747,087    592,696        10.16         9,639,246    457,045   9.52

          Total retail                     30,733,882  1,461,591         9.54        25,198,416  1,105,049   8.79

          Total loans                      56,153,699  2,527,402         9.05        46,775,003  1,955,917   8.40

          Total earning assets             71,242,389  3,044,708         8.59        63,933,355  2,445,330   7.68

Cash and due from banks                     3,207,928                                 2,947,527
Other assets                                4,431,375                                 4,207,967
          Total assets                    $78,881,692                               $71,088,849

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing deposits
    Savings and NOW accounts               14,080,951   197,786         2.83         12,042,894    126,849   2.12
    Money market accounts                   9,330,491   131,258         2.84         10,848,760    121,821   2.26
    Other consumer time                    18,969,013   489,012         5.20         16,562,666    344,628   4.20
    Foreign                                 2,956,094    87,499         5.97          1,082,182     21,657   4.04
    Other time                              2,009,500    63,239         6.35          1,541,684     36,911   4.83

          Total interest-bearing deposits  47,346,049   968,794         4.13         42,078,186    651,866   3.12
Federal funds purchased and securities
    sold under repurchase agreements        7,419,240   214,961         5.84          7,311,705    143,096   3.95
Commercial paper                              852,438    24,923         5.90            513,189      9,366   3.68
Other short-term borrowings                 1,690,058    51,867         6.19          1,325,443     29,671   4.51
Long-term debt                              4,264,879   146,002         6.85          3,143,570     85,917   5.47
          Total interest-bearing
              liabilities                  61,572,664 1,406,547         4.60         54,372,093    919,916   3.41

Noninterest-bearing deposits               10,118,374                                10,069,557
Other liabilities                           1,678,161                                 1,323,129
Stockholders' equity                        5,512,493                                 5,324,070
          Total liabilities and
             stockholders' equity         $78,881,692                               $71,088,849

Interest income and rate earned                       $3,044,708        8.59%                    $2,445,330  7.68%
Interest expense and rate paid                         1,406,547        3.98                        919,916  2.90

Net interest income and margin                         1,638,161        4.61%                    $1,525,414  4.78%


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal income tax rate of 35 percent; a North Carolina state tax rate of 7.75 percent in 1995 and 7.8275 percent in 1994; a Georgia and Tennessee state tax rate of 6 percent; a South Carolina state tax rate of 4.5 percent; a Florida state tax rate of 5.5 percent; a Maryland state tax rate of 7 percent; and a Washington, D.C. tax rate of 9.975 percent in 1995 and 10.25 percent in 1994, respectively.



          YEAR ENDED  1994                NINE MONTHS 1994
              INTEREST  AVERAGE              Interest  Average
   AVERAGE    INCOME/   RATES        Average  Income/  Rates
  BALANCES    EXPENSE EARNED/PAID   Balances  Expense Earned/Paid

$    757,440    39,550   5.22 %    $  716,364    27,208   5.08 %

   1,366,180    55,729   4.08       1,318,559    36,256   3.68
   1,021,681    60,617   5.93         965,841    40,840   5.65
  10,267,532   565,482   5.51      10,964,614   443,534   5.40

   1,740,203   125,585   7.22       1,506,052    78,960   6.99
   1,267,845   145,997  11.52       1,279,269   110,443  11.51

   3,008,048   271,582   9.03       2,785,321   189,403   9.07



  13,803,412 1,123,333   8.14      13,513,807   834,458   8.26

   1,608,090   129,173   8.03       1,569,693    90,153   7.68
   5,828,345   462,942   7.94       5,849,927   337,512   7.71
     658,776    62,628   9.51         608,777    42,987   9.41
     428,724    22,498   5.25         397,768    14,101   4.74

  22,327,347 1,800,574   8.06      21,939,972 1,319,211   8.04

  13,810,015 1,019,955   7.39      13,668,875   748,280   7.30
   2,775,476   391,603  14.11       2,486,403   267,072  14.32
  10,142,377   982,312   9.69       9,770,863   703,723   9.62

  26,727,868 2,393,870   8.96      25,926,141 1,719,075   8.85

  49,055,215 4,194,444   8.55      47,866,113 3,038,286   8.48

  65,476,096 5,187,404   7.92      64,616,812 3,775,527   7.80

   3,045,410                        2,971,264
   4,149,188                        4,151,594
$ 72,670,694                     $ 71,739,670




  12,452,101   285,151   2.29      12,179,863   198,697   2.18
  10,576,097   254,863   2.41      10,725,502   187,670   2.34
  16,968,029   742,381   4.38      16,724,456   531,813   4.25
   1,625,575    75,956   4.67       1,377,427    43,497   4.22
   1,607,283    82,897   5.16       1,586,446    58,607   4.94

  43,229,085 1,441,248   3.33      42,593,694 1,020,284   3.20

   7,270,734   317,225   4.36       7,196,709   222,058   4.13
     661,327    28,166   4.26         676,625    20,481   4.05
   1,419,477    75,526   5.32       1,358,042    50,288   4.95
   3,213,607   198,781   6.19       3,162,021   137,663   5.80

  55,794,230 2,060,946   3.69      54,987,091 1,450,774   3.53

  10,015,666                       10,021,667
   1,393,526                        1,326,116
   5,467,272                        5,404,796

 $72,670,694                      $71,739,670

            $ 5,187,404  7.92%               $ 3,775,527  7.80%
              2,060,946  3.15                  1,450,774  3.00

            $ 3,126,458  4.77 %              $ 2,324,753  4.80 %





(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                                     1995                                 1994
                                                           SECOND           First          Fourth        Third         Second
(In thousands except per share data)                       QUARTER         Quarter        Quarter        Quarter       Quarter

ASSETS
Cash and due from banks                                 $  3,191,431      3,157,119      3,740,691      3,212,888      2,809,958
Interest-bearing bank balances                               446,712        722,062        945,126        632,206      1,387,532
Federal funds sold and securities
  purchased under resale agreements                        2,052,236      1,488,462      1,371,025      1,771,643      1,909,486

             Total cash and cash equivalents               5,690,379      5,367,643      6,056,842      5,616,737      6,106,976

Trading account assets                                     1,559,021      1,453,038      1,206,675      1,303,453        933,011
Securities available for sale                              7,353,926      7,298,853      7,752,479      8,226,530      9,709,341
Investment securities                                      3,583,906      3,634,798      3,729,869      3,179,763      2,995,102
Loans, net of unearned income                             60,020,507     55,767,718     54,029,752     51,633,034     48,925,495
  Allowance for loan losses                                 (969,122)      (968,828)      (978,795)    (1,004,298)    (1,007,839)

             Loans, net                                   59,051,385     54,798,890     53,050,957     50,628,736     47,917,656

Premises and equipment                                     1,881,947      1,771,052      1,756,297      1,617,933      1,518,171
Due from customers on acceptances                            383,289        302,248        218,849        133,928         94,535
Mortgage servicing rights                                    101,024         80,266         84,898         89,666         79,826
Credit card premium                                           51,005         54,703         58,494         62,463         67,524
Other intangible assets                                    1,395,368      1,172,106      1,198,907      1,091,488        916,606
Other assets                                               2,050,362      1,921,011      2,199,238      2,292,421      2,265,653

             Total assets                               $ 83,101,612     77,854,608     77,313,505     74,243,118     72,604,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                            10,854,459     10,412,883     10,523,538     10,295,616     10,207,807
  Interest-bearing deposits                               47,987,565     46,390,022     48,434,735     43,391,435     43,564,453

             Total deposits                               58,842,024     56,802,905     58,958,273     53,687,051     53,772,260
Short-term borrowings                                     11,012,715      9,681,076      7,532,343      9,988,596      8,959,378
Bank acceptances outstanding                                 383,289        302,248        218,849        133,928         94,535
Other liabilities                                          1,750,454      1,876,219      1,778,009      1,541,549      1,260,203
Long-term debt                                             5,376,283      3,701,426      3,428,514      3,269,363      3,129,444

             Total liabilities                            77,364,765     72,363,874     71,915,988     68,620,487     67,215,820

STOCKHOLDERS' EQUITY
Preferred stock
  Class A, authorized 40,000,000 shares
    Series A, 11% cumulative perpetual;
      $25.00 stated and liquidation value                          -              -              -              -              -
    Series A, $2.50 cumulative convertible;
      no-par value; $25.00 stated and
      liquidation value                                            -              -              -              -              -
    Series B, none issued                                          -              -              -              -              -
  Series 1990 cumulative perpetual
    adjustable rate, no par value;
    $5.00 liquidation value;
    authorized 10,000,000 shares                                   -              -              -         31,592         31,592
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                              572,790        573,564        586,779        585,948        575,989
Paid-in capital                                            1,260,261      1,272,386      1,433,422      1,693,389      1,576,872
Retained earnings                                          3,912,179      3,741,801      3,591,581      3,482,620      3,327,793
Unrealized loss on debt and equity securities                 (8,383)       (97,017)      (214,265)      (170,918)      (123,665)

             Total stockholders' equity                    5,736,847      5,490,734      5,397,517      5,622,631      5,388,581

             Total liabilities and
               stockholders' equity                     $ 83,101,612     77,854,608     77,313,505     74,243,118     72,604,401

MEMORANDA
Securities available for sale-amortized cost            $  7,341,023      7,421,417      8,054,592      8,489,477      9,907,974
Investment securities-market value                         3,725,575      3,730,577      3,742,534      3,269,641      3,104,804
Common stockholders' equity, net of unrealized loss
  on debt and equity securities                         $  5,736,847      5,490,734      5,397,517      5,338,590      5,104,540
Preferred shares outstanding                                       -              -              -      6,318,350      6,318,350
Common shares outstanding                                171,837,122    172,069,353    176,033,912    175,784,527    172,796,786



                                        T-23






FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME



                                                                  1995                   1994
                                                          SECOND           First         Fourth          Third       Second
(In thousands except per share data)                      QUARTER         Quarter        Quarter        Quarter     Quarter

INTEREST INCOME
Interest and fees on loans                             $ 1,315,702      1,199,923      1,150,493       1,077,083       999,611
Interest and dividends on securities
   available for sale                                      117,747        123,000        119,062         135,621       147,755
Interest and dividends on investment securities
       Taxable income                                       48,457         46,313         46,029          31,478        26,632
       Nontaxable income                                    21,156         22,321         23,394          23,490        24,341
Trading account interest                                    15,459         19,914         18,677          14,799        13,377
Other interest income                                       34,004         36,421         31,815          24,906        23,490

            Total interest income                        1,552,525      1,447,892      1,389,470       1,307,377     1,235,206

INTEREST EXPENSE
Interest on deposits                                       502,056        466,738        420,964         368,418       333,182
Interest on short-term borrowings                          153,497        138,254        128,090         110,694       103,029
Interest on long-term debt                                  82,785         63,217         61,118          51,746        47,702
            Total interest expense                         738,338        668,209        610,172         530,858       483,913

Net interest income                                        814,187        779,683        779,298         776,519       751,293
Provision for loan losses                                   44,000         32,500         25,000          25,000        25,000
Net interest income after
   provision for loan losses                               770,187        747,183        754,298         751,519       726,293

NONINTEREST INCOME
Trading account profits                                     10,265          1,536         13,107          10,906        10,247
Service charges on deposit accounts                        117,625        110,127        110,782         109,325       107,083
Mortgage banking income                                     25,415         23,586         20,873          21,401        12,239
Capital management income                                   67,754         67,413         59,727          63,469        50,380
Securities available for sale transactions                   1,243          3,635         (9,926)         (2,946)       (2,935)
Investment security transactions                             1,233            217            411           2,286           694
Fees for other banking services                             24,093         21,928         20,703          16,833        17,959
Merchant discounts                                          17,775         16,633         16,939          16,257        15,283
Insurance commissions                                       10,511         11,490         11,870          12,506        10,705
Sundry income                                               53,065         48,826         57,418          52,562        52,115

             Total noninterest income                      328,979        305,391        301,904         302,599       273,770

NONINTEREST EXPENSE
Personnel expense                                          351,511        341,659        338,946         326,062       312,718
Occupancy                                                   57,433         59,401         62,006          58,854        56,881
Equipment rentals, depreciation
  and maintenance                                           63,292         65,917         63,245          55,987        52,436
Postage, printing and supplies                              26,367         31,437         30,046          24,501        23,910
FDIC insurance                                              30,935         30,162         30,293          29,321        30,155
Professional fees                                           16,503         17,263         27,637          16,302        12,031
Owned real estate expense                                    1,926          3,220          3,305           8,785         4,908
Amortization                                                46,187         43,651         39,754          36,121        32,355
Sundry                                                     120,585         91,992        108,716         126,286       125,826

             Total noninterest expense                     714,739        684,702        703,948         682,219       651,220

Income before income taxes                                 384,427        367,872        352,254         371,899       348,843
Income taxes                                               135,291        130,963        120,705         130,147       119,223

             Net income                                    249,136        236,909        231,549         241,752       229,620
Dividends on preferred stock                                     -          7,029          6,831           6,595         6,201

             Net income applicable to common
                stockholders before
                  redemption premium                       249,136        229,880        224,718         235,157       223,419
Redemption premium on preferred stock                            -              -         41,355               -             -

             Net income applicable to common
                stockholders after
                  redemption premium                   $   249,136        229,880        183,363         235,157       223,419

PER COMMON SHARE DATA
  Net income before redemption premium                 $      1.45           1.32           1.28            1.35          1.32
  Net income after redemption premium                         1.45           1.32           1.04            1.35          1.32
  Cash dividends                                       $       .46            .46            .46             .46           .40
Average common shares                                  171,561,676    173,928,984    176,378,717     174,417,288   169,779,057

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


                                                     Six Months Ended
                                                           June 30,
(In thousands except per share data)                1995          1994
INTEREST INCOME
Interestand fees on loans                         2,515,625       1,945,762
Interest and dividends on securities
   available for sale                               240,747         295,313
Interest and dividends on investment securities:
   Taxable income                                    94,770          45,461
   Non-taxable income                                43,477          48,951
Trading account interest                             35,373          23,769
Other interest income                                70,425          38,558
      Total interest income                       3,000,417       2,397,814
INTEREST EXPENSE
Interest on deposits                                968,794         651,866
Interest on short-term borrowings                   291,751         182,133
Interest on long-term debt                          146,002          85,917
      Total interest expense                      1,406,547         919,916
Net interest income                               1,593,870       1,477,898
Provision for loan losses                            76,500          50,000
Net interest income after
   provision for loan losses                      1,517,370       1,427,898
NONINTEREST INCOME
Trading account profits                              11,801          17,570
Service charges on deposit accounts                 227,752         215,105
Mortgage banking income                              49,001          31,660
Capital management income                           135,167         101,329
Securities available for sale transactions            4,878           1,365
Investment security transactions                      1,450           1,309
Fees for other banking services                      46,021          31,716
Merchant discounts                                   34,408          29,644
Insurance commissions                                22,001          20,695
Sundry income                                       101,891         104,073
      Total noninterest income                      634,370         554,466
NONINTEREST EXPENSE
Personnel expense                                   693,170         622,358
Occupancy                                           116,834         117,268
Equipment rentals, depreciation
   and maintenance                                  129,209         109,140
Postage, printing and supplies                       57,804          49,192
FDIC insurance                                       61,097          60,094
Professional fees                                    33,766          22,939
Owned real estate expense                             5,146          10,204
Amortization                                         89,838          68,733
Sundry                                              212,577         231,133
      Total noninterest expense                   1,399,441       1,291,061
Income before income taxes                          752,299         691,303
Income taxes                                        266,254         239,224
      Net income                                    486,045         452,079
Dividends on preferred stock                          7,029          11,927
      Net income applicable to common
         stockholders                               479,016         440,152
PER COMMON SHARE DATA
   Net income before redemption premium                2.77            2.59
   Net income after redemption premium                 2.77            2.59
   Cash dividends                                       .92             .80
Average common shares                           172,745,330     169,688,932

                                  T-25

FIRST UNION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 Six Months Ended
                                                                       June 30,
(In thousands)                                                   1995             1994

OPERATING ACTIVITIES
Net income                                                   $   486,045         452,079
Adjustments to reconcile net income to net cash provided
  (used)
  by operating activities
     Accretion and amortization of securities
       discounts and premiums, net                               (22,306)         18,576
     Provision for loan losses                                    76,500          50,000
     Provision for foreclosed properties                          (1,981)          4,704
     Securities available for sale transactions                   (4,878)         (1,365)
     Investment security transactions                             (1,450)         (1,309)
     Depreciation and amortization                               193,700         153,466
     Trading account assets, net                                (352,346)       (280,541)
     Mortgage loans held for resale                              (27,348)        736,076
     Loss on sales of premises and equipment                       6,650              71
     Gain on sale of First  American segregated
       assets                                                    (14,730)        (34,999)
     Other assets, net                                           115,273         378,157
     Other liabilities, net                                      (78,388)        (17,591)

            Net cash provided by operating
              activities                                         374,741       1,457,324

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of securities available for sale                    3,635,942       7,388,888
     Maturities of securities available for sale                 453,842       1,927,771
     Purchases of securities available for sale               (2,620,389)     (7,478,317)
     Underdeliveries and calls of investment
       securities                                                 21,465          16,500
     Maturities of investment securities                         237,248         304,877
     Purchases of investment securities                         (115,813)       (639,652)
     Origination of loans, net                                (3,436,486)     (2,651,142)
     Sales of premises and equipment                              27,290          71,045
     Purchases of premises and equipment                        (213,359)       (141,627)
     Purchases of mortgage servicing rights                       (5,918)         (5,755)
     Other intangible assets, net                               (268,688)         17,900
     Purchase of banking organizations, net of
       acquired
       cash equivalents                                         (262,635)        100,853

            Net cash used by investing
              activities                                      (2,547,501)     (1,088,659)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
     Sales of deposits, net                                   (2,903,645)       (238,843)
     Securities sold under repurchase agreements
        and other short-term borrowings, net                   3,121,397       1,699,301
     Issuances of long-term debt                               2,191,514         143,882
     Payments of long-term debt                                 (250,372)        (82,609)
     Sales of common stock                                        66,928          45,739
     Purchases of common stock                                  (254,078)        (97,582)
     Cash dividends paid                                        (165,447)       (147,447)

            Net cash provided by financing
              activities                                       1,806,297       1,322,441

            Increase (decrease) in cash and
              cash equivalents                                  (366,463)      1,691,106

            Cash and cash equivalents,
              beginning of period                               6,056,842      4,415,870

            Cash and cash equivalents, end of
              period                                         $  5,690,379      6,106,976

NONCASH ITEMS
      Increase in foreclosed properties and decrease
        in loans                                             $    11,253          10,815
      Effect on stockholders' equity of an
        unrealized gain (loss)
         on debt and equity securities included
           in Securities available for sale                      315,016        (198,633)
           Other assets (deferred income taxes)              $  (109,134)         74,968


                                        T-26






